PART II AND III

PRELIMINARY OFFERING CIRCULAR:  An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED OCTOBER 15, 2023, SUBJECT TO COMPLETION

MAJESTIC FUNDING PARTNERS, LLC

460 S Greenfield Rd

Suite 5

Mesa, AZ 85206

Best Efforts Offering of

4,500,000 CLASS A COMMON UNITS

Per Unit Purchase Price:  $10

Minimum Investment Amount:  $500 (50 Units)

This Offering Circular relates to the offer and sale of up to an aggregate of 4,500,000 Class A Common Units of Majestic Funding Partners, LLC (the “Company” or “Majestic”), at a price of ten dollars ($10) per Unit, in a self-underwritten, best-efforts offering for gross proceeds of forty-five million dollars ($45,000,000). Funds placed in escrow will be released to the Company and used when, as and if received and all escrow release criteria have been met. See “Process of Subscribing”. Each subscriber to purchase our Units must purchase a minimum of fifty (50) Units for a total minimum investment of five hundred dollars ($500). Sales of our Class A Common Units pursuant to offering will commence as soon as the Regulation A+ Offering Statement of which this Offering Circular is a part, is qualified by the U.S. Securities and Exchange Commission (the “SEC”), and will continue until the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by Majestic in its sole discretion. See “Summary of Offering”, “Description of Securities We Are Offering”, and “Plan of Distribution”, in this Offering Circular. We are using the Form 1-A disclosure format in this Offering Circular.

The Company is a Delaware limited liability company. The Company is managed, overseen and governed by Management team. The Company is seeking to raise up to forty-five million dollars ($45,000,000) from the sale of Class A Common Units (the “maximum offering dollar amount”), which represents the Units available to be offered as of the date hereof out of the rolling 12-month maximum Offering amount. All investors will be required to purchase securities pursuant to subscription agreements which appear as Exhibits to the Offering Statement of which this Offering Circular forms a part, and which are irrevocable. These contain exclusive forum and jury waiver provisions which are similarly irrevocable, see “Risk Factors,” “Securities Being Offered – Class A Common Units – Forum Selection Provision,” “Securities Being Offered – Preferred Units – Forum Selection Provision,” and “Plan of Distribution and Selling Holders – Jury Trial Waiver.” Investors in Class A Common Units in this Offering will be required to grant a proxy to vote their Units to the company’s Chief Executive Officer, see “Risk Factors” and “Securities Being Offered – Class A Common Units – The Proxy.” This means voting control of the company will remain in the hands of the company’s Chief Executive Officer and its Chairman. See “Security Ownership of Management.”

The company has engaged Colonial Capital, LLC as the escrow agent (the “Escrow Agent” or “Colonial”) to hold funds tendered by investors. We may hold a series of closings at which we receive the funds from the escrow agent and issue the Units to investors. This offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the Offering is earlier terminated by the company at its sole discretion. At least every 12 months after this Offering has been qualified by the United States Securities and Exchange Commission (the “SEC”), the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering is being conducted on a best-efforts basis with a minimum target of one hundred fifty thousand dollars ($150,000). We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us, and after we have raised $150,000, we will have access to these funds even if they do not cover the expenses of this Offering. After the initial closing of this Offering, we expect to hold closings on at least a monthly basis.

This Offering is available to both accredited and non-accredited investors. Generally, if you are a non-accredited investor, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

	Price to the Public	Underwriting fees and commissions[1]	Proceeds to Issuer[2]	Costs and Expenses*

Per Unit Offered	$10	$0.275	$8.89	$1.11

TOTAL OFFERING	$10	$1,257,500**	$40,000,000	$5,000,000*

(1)The Company has engaged Castle Placement as sales agents and underwriters. Please refer to the section entitled “Plan of Distribution” of this Offering Circular for additional information. **assumes full $45,000,000 raised.

(2)Assuming the $45,000,000 is raised, we estimate that the Total Costs and Expenses in connection with the sale of our Units will be 11.1%.

* Costs and Expenses includes the Underwriting Fees and Commissions of $1,257,500 noted above, Accounting and Legal Fees of $75,000, and Advertising, Marketing, and Promotional costs of $3,667,500.

Investment in our Units involves a high degree of risk. Before buying any Units, you should carefully read the discussion of material risks of investing in the Units in the “Risk Factors” section of this Offering Circular. This Offering Circular supersedes any prior offering memorandum with respect to the offered Units.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION, HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Legends or information required by the laws of the states in which we intend to offer our Class A Common Units are set forth following the Table of Contents.

The date of this Offering Circular is October 15, 2023

IMPORTANT INFORMATION REGARDING THIS OFFERING CIRCULAR

This Offering Circular has been prepared solely for the benefit of authorized persons interested in the Offering. This memorandum does not constitute an offer or solicitation to any person except those particular persons who satisfy the suitability standards described herein.

This Offering Circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material investments, or have other material developments, we will provide an Offering Circular supplement that may add, update, or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

There is currently no public market for the offered Units. Units purchased and sums invested are also subject to substantial restrictions upon withdrawal and transfer, and the Units offered hereby should be purchased only by investors who have no need for liquidity in their investment.

Non-U.S. investors have certain restrictions on resale and hedging under Regulation S of the act. Distributions under this Offering might result in a tax liability for the non-U.S. investors. Each prospective investor is urged to consult his, her or its own tax advisor or pension consultant to determine his, her or its tax liability.

No person has been authorized in connection with this Offering to give any information or to make any representations other than those contained in this memorandum, and any such information or representations should not be relied upon. Any prospective purchaser of Units who receives any such information or representations should contact the Company immediately to determine the accuracy of such information. Neither the delivery of this memorandum nor any sales hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the company or in the information set forth herein since the date hereof.

Prospective investors should not regard the contents of this memorandum or any other communication from the company as a substitute for careful and independent tax and financial planning. Each prospective investor is encouraged to consult with his, her, or its own independent legal counsel, accountant and other professionals with respect to the legal and tax aspects of this investment and with specific reference to his, her, or its own tax situation, prior to subscribing for any Units offered hereby.

The purchase of Units by an individual retirement account (“IRA”), Keogh plan or other qualified retirement plan involves special tax risks and other considerations that should be carefully considered. Income earned by qualified plans as a result of an investment in the company may be subject to federal income taxes, even though such plans are otherwise tax exempt.

The Units are offered subject to prior sale, acceptance of an offer to purchase, and to withdrawal or cancellation of the Offering without notice. The Company reserves the right to reject any investment in whole or in part.

The Company will make available to any prospective investor and his, her, or its advisors the opportunity to ask questions and receive answers concerning the terms and conditions of the Offering, the Company or any other relevant matters, and to obtain any additional information to the extent the Company possesses such information.

The information contained in this memorandum has been supplied by the Company and its management. This memorandum contains summaries of documents not contained in this memorandum, but all such summaries are qualified in their entirety by references to the actual documents. Copies of documents referred to in this memorandum, but not included as an exhibit, will be made available to qualified prospective investors upon request.

Use of Pronouns and Other Words

The pronouns “we”, “us”, “our” and the equivalent used in this Offering Circular mean Majestic Funding Partners, LLC. In the footnotes to our financial statements, the “Company” means Majestic Funding Partners, LLC. The pronoun “you” means the reader of this Offering Circular.

Summaries of Referenced Documents

This Offering Circular contains references to, summaries of and selected information from agreements and other documents. These agreements and other documents are not incorporated by reference, but, are filed as exhibits to our Regulation A Offering Statement of which this Offering Circular is a part and which we have filed with the U.S. Securities and Exchange Commission. We believe the summaries and selected information provide all material terms from these agreements and other documents. Whenever we refer in this Offering Circular to any of our agreements and other documents, you should refer to the exhibits filed with our Regulation A Offering Statement of which this Offering Circular is a part for copies of the actual agreement or other document.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Securities will be sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this Offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that investments offered hereby are offered and sold only to “qualified purchasers” or at a time when our Securities are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To qualify as an “Accredited Investor” an investor must meet one of the following conditions:

1.Any natural person who had an individual income in excess of Two Hundred Thousand Dollars ($200,000) in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of Three Hundred Thousand Dollars ($300,000) in each of those years and who has a reasonable expectation of reaching the same income level in the current year,

2.Any natural person whose individual net worth or joint net worth, with that person’s spouse or spousal equivalent, at the time of their purchase exceeds One Million Dollars ($1,000,000) (excluding the value of such person’s primary residence),

3.Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity, any broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934 (the “Exchange Act”), any insurance company as defined in Section 2(13) of the Exchange Act, any investment company registered under the Investment Fund Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act, any Small Business Investment Fund (SBIC) licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the

Small Business Investment Act of 1958, any plan established and maintained by a  State, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000, any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of  Five Million Dollars ($5,000,000.00) or, if a self-directed plan, with investment decisions made solely by persons who are Accredited Investors,

4.Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940,

5.Any organization described in Section 501(c)(3)(d) of the Internal Revenue Code of 1986, as amended (the “Code”), corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of Five Million Dollars ($5,000,000),

6.Any director or executive officer, or knowledgeable employee of a fund, as the issuer of the securities being sold, or any director, executive officer, or knowledgeable employee, or fund of a fund of the issuer,

7.Any trust with total assets in excess of Five Million Dollars ($5,000,000) not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(B)(b)(2)(ii) of the Code, and/or limited liability companies with $5 million in assets, SEC- and state-registered investment advisers, exempt reporting advisers, and rural business investment companies (RBICs),

8.Any individual holding and maintaining in good standing with a specific, verifiable professional certification, designation, or credential as designated by the SEC via Commission Order or, any one of the following securities licenses: Series 7, Series 82, Series 65.

9.Indian tribes, governmental bodies, funds, and entities organized under the laws of foreign countries, that own “investments,” as defined in Rule 2a51-1(b) under the Investment Company Act, in excess of $5 million and that was not formed for the specific purpose of investing in the securities offered.

10.“Family Offices” with at least $5 million in assets under management and their “family clients,” as each term is defined under the Investment Advisers Act.

11.Any entity in which all the equity owners are accredited investors as defined above.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Offering Circular contains forward–looking statements that involve risks and uncertainties. We use forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions, verbs in the future tense and words and phrases that convey similar meaning and uncertainty of future events or outcomes to identify these forward–looking statements. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans, or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for dividends, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this Offering Circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Offering Circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Offering Circular. The matters summarized below and elsewhere in this Offering Circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events or otherwise.

YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS OFFERING CIRCULAR

You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide information different from that contained in this Offering Circular. We will sell our Units of Class A Common Units only in jurisdictions where such sale and distribution is permitted. The information contained in this Offering Circular is accurate only as of the date of this Offering Circular regardless of the time of delivery of this Offering Circular or the distribution of our Units of Class A Common Units.

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering Circular. This Offering Circular, together with the exhibits attached including, but not limited to, the Certificate of Formation and the Operating Agreement of the Company (collectively, the “Governing Documents”), and the Subscription Agreement, should be read in their entirety before any investment decision is made. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Governing Documents. If there is a conflict between the terms contained in this Offering Circular and the Governing Documents, then the Governing Documents shall prevail.

The Company	Majestic Funding Partners, LLC (the “Company”) is a Delaware limited liability company with a principal address located at 460 S Greenfield Rd., Suite 5, Mesa, AZ 85206.
Offering Size	The Company is seeking to raise a maximum aggregate amount of $45,000,000. However, the Management, in Management's discretion may reduce the maximum aggregate amount.
Securities offered by Majestic, LLC	Up to 4,500,000 Units of Class A Common Units (the “Units” or the “Securities”).
Offering Price per Unit	$10 per Unit.
Minimum Offering and Investment

The Minimum Offering (minimum amount to be raised) is twenty-five thousand dollars ($25,000). Investors shall have the opportunity to purchase Units of Class A Common Units of the Company in the minimum amount of fifty (50) Units for a total investment amount of Five Hundred Dollars ($500), however, Management may, in Management’s discretion, accept a lesser amount.

Number of Units outstanding before the Offering	As of the date hereof, the Company has issued and reserved 2,000,000 Class A Preferred Units and Zero (0) Class A Common Units.
Market for these Securities	There is presently no public market for these Securities.
Company’s Existing Business

The Company was founded in 2022 to provide senior based services to the market under franchising, licensing, and direct servicing business models, to help seniors and their families to manage the changing needs as they age. The primary methodology of the business is to find and acquire successful going concerns operating in this sector and adapt them to fit within the franchise systems we employ to grow aggressively with the market. Additionally, we offer funding services for acquisition of residential senior home care operations with lease back terms and potential purchase options for the operators.

Use of Proceeds/ Investment Objective

The Company's objective is to execute on its game plan and leverage the team's expertise, experience  and network to build a top tier provider of senior services.  The funds will be used for acquisitions, sales and marketing and building out scalable platform infrastructure to support growth.

Management

The Company is managed by its Management team Chuck Bongiovanni and Vince Guarnieri (collectively, “Management” or the “Management team”). The Management team are well known and experienced investors and entrepreneurs and have collectively more than fifty (50) years’ experience.

Term of the Company

The Company is an open-ended “evergreen” Company with no set end date. The Management expects to conduct its business until the Management believes market conditions do not justify doing so. Management intends generally to utilize the capital of the Company to finance the initial expenses required to fund and operate its business, to develop additional relationships and locations, in the United States and Canada, to conduct operations, and to provide investment returns as discussed in this Offering Circular.

If the Management deems it appropriate based on evolving market conditions and dynamics, the Management shall cease its funding of operations and shall distribute any return of capital from the disposition of Company Assets until all Company Assets have been liquidated in accordance with the Governing Documents and applicable law.

Investor Suitability

This Offering is limited to certain individuals, Keogh plans, IRAs and other qualified Investors who meet certain minimum standards related to income and/or net worth. Each purchaser must execute a Subscription Agreement and Investor Questionnaire making certain representations and warranties to the Company, including such purchaser’s qualifications as a “Qualified Purchaser.” (See “State Law Exemption and Purchase Restrictions” herein).

Financial Reporting

The Company expects to use the accrual basis of accounting and shall prepare its financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). The Company will produce a minimum of quarterly financial reports to investors.

Books and Records

Unitholders or their authorized representatives shall, at all reasonable times and for any purpose reasonably related to the business and affairs of the Company and their interest therein, have access to the Company’s books and records.

Company Administration

The Company intends initially to manage administration in house but may retain the services of an outside third-party administrator, located in and conducting business under the laws of the United States of America and/or one or more of the States’ authorities, to provide administration and investor relations functions. The cost thereof shall be a Company Expense and shall be at usual and customary market rates.

Termination of the Offering

This Offering will close upon the earlier of (1) the sale of the maximum number of Units offered hereby, (2) one year from the date of this Offering being qualified by the SEC, or (3) a date prior to one year from the date this Offering begins that is so determined by the Management team.

Use of Leverage/Credit Facilities

The Company, in the Management team’s discretion, may choose to borrow money from time to time from one or more lenders including Management (“Facility”, “Credit Facilities”, or “Facilities”) and may pledge one or more Company Assets as collateral for any such borrowing.

Any Facility shall be nonrecourse to the Members. The Management and the Company may agree to provide guarantees for a given Facility but are not required to do so. Any Facility will likely have covenants that affect the Company and the Management.

Company Expenses

Company Expenses shall include, but not necessarily be limited to the following: Company organizational costs, legal and accounting related costs for tax return preparation, financial statement preparation and/or audits, legal fees and costs, filing, licensing or other governmental fees, other third party audits, insurance costs (including without limitation GL, D&O, E&O and Fidelity), Company administration costs, fees associated with any Credit Facilities, business development, employment, commissions to independent contractor investment bankers, technology, data, marketing, and any other expenses associated with operation of the Company. Expenses may include expenses for services provided by affiliates of the Management and/or Officers and costs and expenses may be apportioned and/or reimbursed to or from such affiliates.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which the offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, we:

•will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002,

•will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”),

•will not be required to obtain a non-binding advisory vote from our Unitholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes),

•will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure,

•may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, and

•will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that the offering, while a public offering, is not a sale of common equity pursuant to a registration statement since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our Class A Common Units held by non-affiliates, or issue more than $1 billion in principal amount of non- convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us since we may also qualify, once listed, as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

Risk Factors Related to the Company and its Business

•The Company is in a very competitive industry,

•We face significant market competition,

•New entrants, platforms, and technologies in the industry could have a detrimental impact on the Company,

•Any valuation of the Company is difficult to assess,

•We operate in a regulatory environment that is evolving and uncertain,

•As a regulated entity, we may be subject to subject to fines, business suspension or license revocation,

•We may be subject to litigation involving investors and/or project developers,

•We may be liable for misstatements made by project developers,

•We depend on key personnel and face challenges recruiting needed personnel,

•The Company and its providers are vulnerable to hackers and cyber-attacks,

•Our compliance is focused on US laws, and we have not analyzed foreign laws regarding the participation of non-US residents,

•We operate in a highly regulated industry,

•We may be affected by SEC actions,

•There are many requirements to operate effectively, and the Company’s business model and pricing structure may need to change significantly,

•Our revenues and profits are subject to significant fluctuations,

•Our business model is heavily dependent on capital raising success fees and subject to significant non-recurring revenue,

•We are dependent on general economic conditions,

•Natural disasters and other events beyond our control could materially adversely affect us,

•We may not be able to protect all of our intellectual property,

•The Company’s offerings and services are relatively unique and new in an industry that is quickly changing,

•We have an evolving business model,

•We rely on providing one main type of service,

•The Company currently relies on one transfer agent, escrow agent and primary technology service provider, and

•If the Company cannot raise sufficient funds it could negatively impact the execution of our strategies.

Risk Factors Related to the Class A Common Units and the Offering

•Since the Class A Common Units will be extremely illiquid, when the investor sells their Class A Common Units the price may be significantly below the investor’s purchase price,

•There is no current market for our Class A Common Units,

•The Class A Common Units will be volatile,

•The exclusive forum provision in the subscription agreements may have the effect of limiting an investor’s ability to bring legal action against us and could limit an investor’s ability to obtain a favorable judicial forum for disputes,

•The amount of time it will take for us to deliver securities to investors under this Offering is uncertain,

•The Class A Preferred Members have voting control of the Company and the Class A Common Units DO NOT VOTE,

•You will need to keep records of your investment for tax purposes,

•Investors in this Offering have less favorable outcomes as plaintiff(s) in any action under the agreements because they may not be entitled to a jury trial with respect to claims arising under the subscription agreements, and

•Future fundraising may affect the rights of investors and Class A Common Members.

HOW WE PLAN TO OFFER AND SELL OUR UNITS

We are offering 4,500,000 Units of our Class A Common Units at a price of ten dollars ($10) per Unit, in a self-underwritten, best-efforts public offering for gross proceeds of forty-five million dollars ($45,000,000). Each subscriber to purchase our Units must purchase not less than fifty (50) Units for a total minimum investment amount of five hundred dollars ($500). Our Management and executive officers may offer and sell our Units but will not receive any commission or other compensation related to these activities. The Offering will terminate one year from the date of this Offering Circular, unless earlier terminated as set forth herein. You have no assurance we will be able sell any or all of the Class A Common Units.

Persons who decide to purchase our Units of Class A Common Units will be required to complete a subscription agreement (attached at the end of this Offering Circular) and submit it, together with funds for the subscription price, as set forth in the “PLAN OF DISTRIBUTION” in this Offering Circular. We reserve the right to reject subscriptions for any reason. In the event we reject any subscription the associated funds will be promptly refunded to the subscriber without interest, offset or deduction.

DESCRIPTION OF OUR BUSINESS

Our Overview and History

Majestic Funding Partners, LLC was formed to invest in real property, license our management and operational systems for senior assisted housing, and coordinate a management franchise opportunity for operators of individual properties owned or partially owned by the Company. Each property, along with other assets, are known as “Company Assets”. The Company seeks capital from this Offering to fully execute its rollout of acquiring strategic going concerns for expansion using our franchise model. We have already started the process of identifying businesses to engage in acquisition efforts once funding is available through this Offering. This ensures immediate cash flow to the company versus starting a stream of business acquisitions from scratch. Supporting this with expansion of the business through implementation of the franchise model pushes faster expansion of the business and produces ongoing monthly royalty revenue. The extensive experience of the Management team in both the senior services industry and franchising strongly lends itself to successful rollout of the business plan.

Objectives and Strategy

The mission of Majestic Funding Partners from inception has been twofold. First, to provide group home franchisees leasehold opportunities for their group homes and improvements where traditional finance programs are not available. Leases are expected to be at the prime of interest with five (5) year terms. The franchisees will have the right to purchase the group homes and facilities at cost plus appreciation. Second, acquire and grow senior services businesses that will involve cross-marketing to permit our franchisees the opportunity to develop franchise opportunities within the Senior Care industry. Each segment of the Senior Care industry will involve regular cross-marketing of services to accommodate the changing needs of the Senior Care industry and individual senior residents as they continue their journey through life.

BUSINESS AND ANTICIPATED GROWTH

Competition

The senior services industry is highly competitive. Within the senior services market we compete with numerous organizations, including not-for-profit entities, that offer similar communities and services, community-based service programs, retirement communities, convalescent centers, and other senior living providers. In general, regulatory and other barriers to competitive entry in the senior services industry are currently not substantial. Consequently, we may encounter competition that could limit our ability to attract and retain residents, patients and customers, raise or maintain fees, and expand our business, which could have a material adverse effect on our revenues, results of operations, and cash flows.  Certain competitors may price aggressively in order to capture market share. Major senior housing competitors include Atria Senior Living Inc., Life Care Services, LLC, Sunrise Senior Living, LLC, Erickson Senior Living, AlerisLife Inc., and multiple regional providers with large localized market presence, as well as a large number of not-for-profit entities.  Major home care competitors include Home Instead, Honor, Right at Home, Visiting Angels, Comfort Keepers, Senior Helpers, Home Helpers, and multiple regional providers with large localized market presence, as well as a large number of not-for-profit entities.  Major VA Benefits competitors include VetAssist.org, and multiple regional providers with large localized market presence, as well as not-for-profit entities.  Major assisted living placement competitors include CarePatrol, Assisted Living Locators, Oasis Senior Advisors, and multiple regional providers with large localized market presence, as well as a large number of not-for-profit entities.

Over the long term we plan to evaluate and, where opportunities arise, pursue development, investment, and acquisition opportunities. The market for acquiring and/or operating senior services businesses is highly competitive, and some of our present and potential senior services competitors have, or may obtain, greater financial resources than us and may have a lower cost of capital. In addition, several publicly-traded companies and private equity firms have similar objectives as we do, along with greater financial resources and/or lower costs of capital than we are able to obtain.

Execution Strategy

Our franchising system is based on similar franchise systems worldwide while extracting those attributes that offer the best roadmap to a successful brand. As with any business, having a firm grasp and understanding of particular industries is vital to success.

In this case, the principles of MFP are well-versed and grounded in knowing the ins and outs of the senior care industry. Our CEO, Chuck Bongiovanni, is a Certified Franchise Executive with two decades of franchising experience, which provides a solid foundation for success.

The MFP’s system captures established local and potentially established national and international brands and converts them into a workable franchise portfolio model of companies.

In addition, the brands we bring into our system are proven business models within the senior care sector. These brands have value-driven propositions that can function within the franchise environment because they are already profitable. These attributes allow us to present an already tested and refined business model to potential franchisees that offers significantly increased overall success.

MFP provides extensive training and ongoing support to the franchises, access to financing when necessary, and marketing, operations, and management support to ensure overall profitability. We view our role as the equivalent of a board of directors providing guided principles to each franchise. As a result, we create the ability for our brands to scale appropriately on all aspects of their business.

One area where this is seen most strongly is Marketing.  Marketing is crucial for any business.  We offer traditional marketing functions such as marketing campaigns, advertising materials, and strategies that franchisees can use to promote their businesses.  However, each business under the “My Family Brands” presents a coherent referral base amongst and between the various anticipated acquired brands.

There is particular emphasis on inter-brand referrals in each brand’s training component. However, on the whole, My Family Brands captures the client for a more extended time throughout their continuum of care. This synergy increases the revenue spent throughout their classification as a senior.

Our Key Advantage

The Management team has a combined experience of over 25 years in the business of Franchising and over 65 years combined experience in senior-care related industry. Our CEO, Chuck Bongiovanni, is personally responsible for having built an innovative and industry leading assisted living placement franchise business. This extensive experience is accented by having well established relationships with over 800 franchise brokers who will fuel growth through the franchise sales network. The Company will be first to market with new franchising concepts in the senior care industry by capturing successful senior care businesses that have never previously franchised. Simply stated, we are doing what has not been done before and this gives the Company a significant competitive advantage. Market conditions are favorable. The need for senior services is rapidly expanding with aging population growth. The Company’s business model brings a level of simplicity to an otherwise complicated and often times disjointed industry. In doing this the Company will develop a relationship with a senior and their family in the beginning of the senior’s transition throughout the remainder of life, offering them consistency and quality in care and related resources for each remaining stage of their life.

Development and Growth

Growth of the franchise base will focus on businesses already strategically positioned within the senior care industry and converting them to our franchise system model, as well as the aggressive pursuit of new franchisees.

Employees

The Company currently has no employees.  However, our Management team will become full-time employees upon the successful raise of the minimum in this Offering, with the Management team being paid their full salaries as approximately ten percent (10%) of the Offering is achieved (four million five hundred thousand dollars ($4,500,000)), and expect to hire additional employees and support staff as franchises are sold and the need for franchise administration arises and expands. In cases where strategic acquisitions are made, we expect to bring on key persons from the acquired company(ies) to continue to manage and administrate the acquired companies.

Litigation

The Company is not involved in any current litigation.

Our Founders, Management team and their background

Charles Bongiovanni

Chuck has been a nationally recognized innovator and pioneer in the Senior Placement and Residential Assisted Living industry with decades of direct experience and over 14 years of franchising experience. He has earned his professional certification in franchising as well as multiple academic degrees.

●1995-2009 Co-Founder Preferred Assistance, the pioneer in the Senior Placement industry located in Phoenix, Arizona market assisting families in finding residential, assisted living and memory care communities.

●2000-2003 Co-Founder 24 Hours A Day in home caregiving services in the Phoenix metropolitan area.

●2009-2018 Founder, CEO CarePatrol Franchise Systems, national franchise system, the largest franchised senior placement franchise in the market. Sold to private equity in 2018.

●2018-Current Founding President National Placement & Referral Alliance, the national trade association for senior placement & referral agents.

●2018-2019 Brand President, CarePatrol Franchise Systems.

●2019- 2020 Executive Vice President of National Partnerships for Best Life Brands. Securing national agreements and partnerships for ComForCare In-Home Care Franchise, CarePatrol Senior Placement & Blue Moon Estate Sales Franchise.

●2020-Current Co-Founder, CEO Majestic Residences Franchise Systems, residential assisted living home franchise.

●2023-2026 Council Member, Town of Gilbert Elected official to the largest town in the nation. $1.6B budget.

Vincent F Guarnieri, MC, CPRS

●Bachelor’s in psychology with a minor in Philosophy University of South Alabama

●Master’s degree in counseling, University of Phoenix. Vince has had extensive experience in senior care spanning over 30 years.

●1999-2003 Co-Founder Preferred Assistance, the pioneer in the Senior Placement industry located in Phoenix, Arizona market assisting families in finding residential, assisted living and memory care communities.

●2000-2003 Co-Founder 24 Hours A Day in home caregiving services in the Phoenix metropolitan area.

●2003-2009 Co-Founder Legal Awareness for Seniors Estate planning, Medicare and Medicaid planning consultant.

●2009-2016 Founder, CEO Guardian Asset Protection- Estate planning, Medicare and Medicaid planning consultant.

●2017-2019 Executive Director Defenders of Children - Assisted victims of crime.

●2020-Current Director of Operations National Placement & Referral Alliance. Oversee operations of national trade association for senior placement & referral agents.

Joshua M Smith

●Bachelor’s degree in business administration from the University of Wisconsin Madison and Certified Franchise Executive.

●2012-2015 Barclays Capital Healthcare Services Investment Banking Analyst, worked on 3 LBO deals, 6 M&A deals, 1 restructuring deal and 6 debt and equity financing deals across the healthcare services industry including CVS Caremark’s acquisition of Coram ($2.1bn), Sheridan Healthcare’s sale to Amsurg ($2.4bn) and the restructuring of Rotech Healthcare.

●2015-2021 Private Equity Investment Professional, Riverside Company, completed 2 platform acquisitions, 8 add-on acquisitions, 1 dividend recap and sold 2 portfolio companies.  Led the creation of a senior services franchisor Best Life Brands which included the acquisition of home care franchisor ComForCare, senior placement franchisor CarePatrol, estate sale and transition franchisor Blue Moon Estate sales and ProCare home health agency.

●2021-Current CEO of Centrix Health Resources a provider of home health and hospice services.

Brett A Gibson, BS, JD

●Bachelor’s degree in business administration from the University of Anchorage, Alaska.

●Juris Doctorate from University of Toledo.

●Licensed attorney with over 26 years of experience in practice of law and business entrepreneur-based ventures.

●Founder, CEO Yummy Chummies, a successful and innovative manufacturing business within the multi-billion-dollar pet industry.

●Devotion of substantial effort towards pro bono and other charitable functions within all aspects of life that help people and enrich lives both within the realm of business dealing and legal guidance.

ADVISORY BOARD

Sandy Messer

Industry expert on veteran, Medicaid and other government benefit programs with over 10 years of experience as a business executive and financial planner specializing in these areas. Sandy is a VA Accredited Agent and Certified Medicaid Planner.  Bachelor's in business administration and accounting from Ambassador University.

Keith Kuhn

Industry expert on healthcare systems, including hospitals and outpatient services.  Over 18 years of experience as CEO, COO and other executive roles in complex healthcare systems across multiple states including both for-profit and non-profit settings.  MBA and MSW from Arizona State University.

Anthony Zerilli

Industry expert on assisted living and care homes.  Over 28 years of experience in the assisted living industry working with big box facilities and care home chains, including executive roles.  Founding member of the Arizona Assisted Living Homes Association.

Russell Morgan

Expert on franchise growth and operations with over 20 years of experience including executive roles at senior services franchise systems.  As an executive played a key role in the growth and sale of 3 businesses to private equity firms.  MBA from California State University Long Beach.

Shannon Mcinnis

Expert on franchise development and compliance with over 11 years of experience including management roles for senior services franchise systems.  Experience includes Chief Compliance Officer and Franchise Development Manager at CarePatrol and Sales Operations Manager for ZeeSprout.

HOW WE PLAN TO USE PROCEEDS FROM THE SALE OF OUR UNITS

The net proceeds to the Company from the sale of the Units will be equal to the aggregate purchase price of the Units we sell less our Offering expenses. If we sell the maximum Offering amount, which is forty-five million dollars ($45,000,000) (and the current Class A Common Unitholders do not sell any of their Class A Common Units). The net proceeds will be approximately $41,742,500, after deducting estimated expenses for the preparation, filing, printing, legal, accounting, marketing and other fees and expenses related to the Offering of approximately $3,742,500.

The Company intends to use the net proceeds from this Offering to: make acquisitions of successful operating facilities, acquire franchised operating facilities and the franchisors of such operating facilities, build-out the Company’s data and technology capabilities, increase marketing to build brand awareness and increase the acquisition origination pipeline, and support the aforementioned activities. It is important to note that the Company will primarily target operations that are already franchised by the owners.  The Company’s value-add will be the expansion and streamlining of acquired operations with the franchisors the Company also intends to acquire.

The Company does not expect to, but may also use a portion of the net proceeds to repurchase equity interests of the Officers in the Company in order to increase the Investors’ share of ownership going forward.

The purposes to which we intend to apply the proceeds are set forth in the following table. The columns in the table indicate the level of proceeds applied to the individual line items in the table based on the percentage of the total Offering that we sell.

Use of Proceeds: (1)	10%	50%	100%
Capital Raised	$4,500,000	$22,500,000	$45,000,000
Less: Offering Expenses and Sales Commissions	$500,000	$2,500,000	$5,000,000
Net Offering Proceeds	$4,000,000	$20,000,000	$40,000,000

Specific Uses:	10%	50%	100%
Marketing	$200,000	$500,000	$1,000,000
Business Development & Acquisitions	$1,500,000	$17,000,000	$36,000,000
Management Compensation	$990,000	$990,000	$990,000
Additional Support Personnel	$310,000	$510,000	$500,000
Working Capital*	$1,000,000	$1,000,000	$1,510,000
TOTAL	$4,000,000	$20,000,000	$40,000,000

(1)The Management team reserves the right to reallocate the use of net proceeds, if, in its judgment, such reallocation will best serve the Company’s needs in meeting changes, challenges, developments, and unforeseen delays and/or difficulties. Pending use, the net proceeds will be held in a federally insured banking association, money market account, treasury bills, and similar short term, liquid investments with substantial safety of principal.

* This includes estimated salaries and compensation for additional employees and staff whose employment is contingent upon the success of this Offering.  Costs of Marketing this Offering are included in the table above.

Salaries and commissions are expected to be our largest fixed expenditure upon reaching ten percent (10%) of the total Offering.

Acquisitions are expected to be our largest expected expenditure regardless of the amount raised. These figures include the costs of acquiring senior assisted living homes, real estate upon which to develop such homes and facilities, and the acquisition of interests in both real estate and businesses in the senior assisted living and convalescent care sectors.

Marketing is our third largest expected operational expenditure, and the objective of our marketing efforts is to build the Majestic Funding Partners brand as well as the development of relationships with owners of senior assisted and convalescent care facilities as well as relationships with developers of. and lenders to, such facilities and properties.  Marketing expenses are expected to be deployed with third-party agencies but may also be deployed with Affiliates of the Company or Management team members.

Majestic is likely, and reserves the right, to change the above use of proceeds if Management believes it is in the company’ best interest to do so.

The capital markets are constantly evolving. Therefore, the allocation of the net proceeds of the Offering set forth above represents Majestic’s estimates based upon its current plans, assumptions it has made regarding the industry and general economic conditions, its future revenues (if any), its expenditures, the results of its current activities, and its strategic goals.

Expenditures may vary substantially from the above estimates, and Investors should be aware of this possibility and understand the risks and consequences that could result. Investors will be relying on the judgment of Majestic management, who will have broad discretion regarding the application of the proceeds from this Offering. The amounts and timing of the actual expenditures will depend upon numerous factors, including without limitation the performance of the company, market conditions, cash generated by the company’s operations (if any), business developments, the company’s growth, and the state of the investment banking industry and the capital markets. The company may find it necessary or advisable to use portions of the proceeds from this Offering for other purposes. Majestic does not have any committed sources of financing. In the event that the company does not raise the entire amount it is seeking, then the company may attempt to raise additional equity and/or debt.

DESCRIPTION OF SECURITIES WE ARE OFFERING

The following description of our Non-Voting Class A Common Units is qualified in its entirety by reference to our Certificate of Formation, our Operating Agreement, and Delaware limited liability company law. As a limited liability company there is no legal limit as to the number of Common Units we may issue. At the date of this Offering Circular, we have zero (0) Class A Common Units issued and outstanding, and two million (2,000,000) Class A Preferred Units issued and outstanding, and reserved for additional issuances to employees.

The Class A Non-Voting Common Units (“Class A Common Units”) have the following features:

•have equal rights with all holders of issued and outstanding Class A Common Units and Class A Preferred Units to receive distributions from funds legally available therefore, if any, when, as and if declared from time to time by the Management,

•are entitled to share equally with all holders of issued and outstanding Class A Common Units and Class A Preferred Units in all of our assets remaining after payment of liabilities, upon liquidation, dissolution or winding up of our affairs,

•do not have preemptive, subscription or conversion rights, and

•do not have cumulative or any other voting rights.

Our transfer agent is Colonial Transfer Company, Inc., whose address is 7840 S, 700 E, Salt Lake City, UT 84070, phone number is 801-355-5740, and web address is www.colonialstock.com.

DILUTION

Dilution is the amount by which the Offering price paid by purchasers of shares of Class A Common Units sold in this Offering will exceed the pro forma net tangible book value per share of Class A Common Units after the Offering.

Immediate dilution

There are at least two ways to think about dilution: immediate and future dilution. Early-stage companies typically sell their Units (or grant options exercisable for their Units) to their founders and early employees at a very low cash cost because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors (like you in this Offering for Majestic Funding Partners, LLC Class A Common Units) the new investors typically pay a much larger sum for their Units than the founders or earlier investors, which means that the cash value of your stake is diluted because all the Units are worth the same amount, and you paid more than earlier investors for your Units. The following table demonstrates the price that new investors are paying for their Units and the immediate dilution under various total investment scenarios. The dilution is based on the company’s net asset value on December 31, 2022. We believe this method gives investors a better picture of what they will pay for their investment compared to previous investors and Company insiders than simply listing such transactions for the last 12 months.

Future dilution

Future dilution provides a different perspective which could affect you: the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional Units. In other words, when Majestic issues more Units, the percentage of the company that you own will go down, even though the value of Majestic may go up. You will own a smaller piece of that company. This increase in the number of Units outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred Units or warrants) into stock. If Majestic decides to issue more Units, an investor could experience value dilution, with each Unit being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per Unit (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company). The type of dilution that hurts early-stage investors most occurs when the company sells more Units in a “down round,” meaning at a lower valuation than in earlier offerings. The following example (numbers are for illustrative purposes only) demonstrates how future dilution might occur:

In April 2023 Maria invests $20,000 for Units that represent 2% of a company valued at $1 million.

In October 2023 the company is doing very well and sells $5 million in Units to venture capitalists on a valuation (before the new investment) of $10 million. Maria now owns only 1.3% of the company but her stake is worth $200,000.

In April 2024 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Maria now owns only 0.89% of the company and her stake is worth only $26,660.

Future dilution might also occur upon conversion of convertible notes into Units. The terms of typical convertible notes issued by early- stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors (i.e., they get more Units than the new investors would for the same price). Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a Unit price ceiling. Either way, the holders of the convertible notes get more Units for their money than new investors. In a “down round” financing, holders of convertible notes will dilute existing equity holders, even more than the new investors do, because they get more Units for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes. If you are making an investment expecting to own a certain percentage of the company or expecting each Unit to hold a certain amount of value, it is important to realize how the value of those Units can decrease by actions taken by the company. Dilution can make drastic changes to the value of each Unit, ownership percentage, earnings per Unit, and voting control.

The Company anticipates that subsequent to this Offering the Company may require additional capital and such capital may take the form of Common Units, other Units or stock, or securities or debt convertible into shares of stock. Such future fundraising will further dilute the percentage ownership of the shares sold by the Company.

If you invest in our Class A Common Units, your interest will be diluted immediately to the extent of the difference between the Offering price of our Class A Common Units and the pro forma net tangible book value per share of our Common Units after this Offering. As of the date of this Offering, the net tangible book value of the Company was approximately $3,550.00. Based on the number of Units issued and outstanding as of the date of this Offering Circular, which equates to a net tangible book value of approximately $0.00065 per Unit on a pro forma basis. Net tangible book value per share consists of shareholders' equity adjusted for the retained earnings (deficit), divided by the total number of shares outstanding. The pro forma net tangible book value, assuming this Offering is fully subscribed ($45,000,000), would be approximately $4.00 per Unit.

Thus, if the Offering is fully subscribed, the net tangible book value per Unit owned by our current Unitholders will have immediately increased by approximately $4.1255 without any additional investment on their part and the net tangible book value per Unit for new investors in the Units will be immediately diluted to $4.1261 per Unit.

DILUTION TABLE

Assets Post Raise (Raise + Net Book Value)	$45,003,550
Offering Expenses	$3,742,500
Net Tangible Assets	$41,261,050
New Units	4,500,000
Total Units	10,000,000
Previous Book Value per Unit before Offering	$0.00065
Book Value per Unit after Offering	$4.1261
Increase to Prior Unitholders	4.1255
Price per Unit Paid by Investors	10.000
Change in Value to Investor per Unit	$-5.8739
Percentage Dilution	59%
Investors Percentage of Outstanding Units	45%

PLAN OF DISTRIBUTION

Plan of Distribution

Majestic is seeking to raise up to $45,000,000 in total. The company will raise the money through the sale of up to 4,500,000 Non-Voting Class A Common Units. The maximum Offering amount is $45,000,000 which represents the value of securities available to be offered as of the date of this Offering Circular. Under Regulation A, the company may only offer forty-five million dollars ($45,000,000) in securities during a rolling 12- month period. From time to time, we may seek to qualify additional shares.

The Company is offering a maximum of 4,500,000 Non-Voting Class A Common Units on a “best efforts” basis at ten dollars ($10) per Unit.

The minimum investment is $500 (50 Units).

The company’s Offering Circular will be furnished to prospective investors in this Offering via download 24 hours a day, 7 days a week on its website.

Castle Placement, LLC—Underwriter and Commissioned Sales Agent

Castle Placement, LLC has disrupted investment banking by revolutionizing the capital raising process and raised over one billion dollars for our clients. Castle raises equity and debt for private companies utilizing our robust, data-driven technology platform and experienced investment banking team. The Managers are well known and experienced investment bankers from bulge bracket investment banks and each has over 30 years of experience. We have access to over 600,000 accredited investors and 64,500 institutional, private equity, venture capital and strategic investors, family offices, pension funds, foundations, endowments, sovereign wealth funds, hedge funds and lenders. Over 30 experienced Castle investment bankers (independent contractors) with significant personal relationships provide full-service investment banking assistance to our clients. The Company is currently raising capital for over 50 companies with capital raises between a few million dollars to several hundreds of millions.

CPGO, Castle’s cutting-edge web-based app, allows companies and investors to meet each other, and provides transparency throughout the entire process. Companies view all information regarding their deal, view detailed investor information, directly contact investors, and input notes about their investors. Investor views all information regarding their deals, follow-up with company, and input notes about their progress. Investors view all information regarding our transactions, directly contact the company, and input notes about their progress. Separately and on a pay-as-you-go basis, investors (over 64,500 institutional investors) and companies (over 500,000 with revenue between $1 million and $1+ billion) raising capital can each find, purchase and message each other using our proprietary matching technology and detailed contact/company information. The app provides curated, granular investor/lender criteria and portfolio information, one-click automated contact messaging (email, LinkedIn, and CPGO), and simple to use productivity tools (search, matching technology, ranking, note taking, etc.).

This unique full integration of sophisticated data/technology with full-service investment banking has resulted in over $1 billion of capital raised by Castle for our clients. Most importantly, we believe that we achieve the best possible execution for our clients. We connect companies of all sizes seeking to raise capital through our online electronic platform that connects companies (all industries, sizes, stages, geographies, equity and debt) with investors all over the world seeking favorable investment opportunities.

Castle is FINRA/SIPC licensed and is registered in all 50 states, the District of Columbia and Puerto Rico.

Process of Subscribing

Investors in Class A Common Units may only complete the subscription agreement on our website.

The subscription agreement must be delivered to us and funds for the subscribed amount must be delivered in accordance with the instructions stated in the subscription agreement. Investors will specify whether they will purchase Units via credit card, wire transfer, ACH transfer, or check.

The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities laws, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

East West Bank is our registered escrow company. They offer escrow services as well as an integrated technology platform for processing investment transactions. The company has agreed to pay East West Bank a fee of fifteen hundred dollars ($1,500) plus transactional fees and costs as requested and agreed to by us in advance, for Escrow services for one year after approval of this Offering (See Escrow Agreement, Part III, Exhibit 8).

Our registered transfer agent, Colonial Stock Transfer Company, will maintain stockholder information on a book-entry basis (See Transfer Agent Agreement, Part III, Exhibit 6(b)).

Tender of Funds by Investors

Majestic will accept tenders of funds to purchase the Units. The Company may close on investments on a “rolling” basis (so not all investors will receive their Units on the same date). The funds tendered by potential investors will be held by Colonial Capital, LLC, the Escrow Agent, and will be transferred to Majestic upon each closing. The Escrow Agreement can be found in Exhibit 8 to the offering statement of which this Offering Circular is a part. The Escrow Agent will not investigate the desirability or advisability of investment in the Units in this Offering nor will it approve, endorse or pass upon the merits of purchasing those Units. The Escrow Agent is performing OFAC due diligence on all investors and AML due diligence on investors as required. The Escrow Agent will use a third-party identity verification service to verify customer identification and run AML checks. The process is automated for domestic US, Canadian, and UK investors who are natural persons. If information provided by the investor matches the information on file with the identity verification service, the investor will be cleared for AML. If the information does not match or is not found, the Escrow Agent will request official documentation (e.g., a driver’s license) from the investor to verify that the information provided is accurate. For international investors (excluding Canada and the UK) and non-natural persons, the due diligence will be effected using the LexisNexis system. The investor will need to provide additional information, which may include a copy of a valid passport, copy of a valid government issued ID, proof of residency, trust agreements and operating agreements. The Escrow Agent performs funds origination verification on all investments. If the name on the bank account, wire or check used to invest matches the name of the investor, the funds origination is cleared. If the source of funds does not match the name of the investor, authorization or verification documentation is required. Information and verification that may be required includes: names, tax ID, SSNs, government issued ID numbers, addresses, dates of birth, copies of valid government issued ID (passport/visa/driver’s license), address verifications (mail item within the last 90 days that lists the individual and the address provided) if address is not listed on ID, and copies of business entity documentation showing formation, ownership and control structure (such as Articles of Incorporation/By-laws/Operating Agreement). Documents must show that the contact / associated person listed is an authorized signor for the business entity. In addition to identity verification and source-of-funds validation, the Escrow Agent performs watch list checks on all investors, including various lists created and maintained by the OFAC. If there is a watch list hit, the Escrow Agent employs a conservative, best-efforts approach to determine if the hit is a false positive. In the case that a false positive cannot be reasonably ascertained, the Escrow Agent notifies the proper authorities, which can include but are not limited to government agencies such as the Federal Bureau of Investigation.

A closing will occur each time the Company determines to accept funds. There are no conditions that the Company must meet in order to hold a closing. All funds are held in escrow pending satisfactory due diligence. The Company will accept a Subscription (i.e., hold a closing) within 30 calendar days after due diligence is successfully completed. Given the timing of completion of diligence, it is possible that the Company could conduct a closing every weekday, which would be administratively burdensome. In order to reduce the number of closings, the Company may wait until it has completed due diligence on several investments before submitting a disbursement request to the Escrow Agent. We expect that investors who provide the information required by the Subscription Agreement and give accurate instructions for the payment of the Subscription Price should receive their securities in no more than six months, however, we cannot guarantee that you will receive your securities by a specific date or within a specific time frame. We expect that the average period from subscription to closing will be approximately 30 days. If an investor subscribes by ACH, the period between subscription and closing will likely be at least 15 days. Subscriptions are irrevocable, and during the period between an investor’s subscription and a closing, the investor will not have the rights of a Unitholder. The funds in escrow will be returned to the investor if the minimum closing does not happen for whatever reason, including, the dissolution or liquidation of the Company. Tendered funds will only be returned to investors in the event we decide to terminate the Offering, in which case any money tendered by potential investors that is still held in escrow will be promptly returned by the Escrow Agent upon our instruction. Upon each closing, funds tendered by investors will be made available to the Company for our immediate use. Upon the receipt of funds and closing you will receive notice from the Company.

Issuance of Units

The information regarding the ownership of Class A Common Units will be recorded with the Transfer Agent.

Waiver of Trial by Jury

Pursuant to the subscription agreement, subscribers waive the right to a jury trial of any claim they may have against Majestic arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court, in accordance with applicable statutory and case law, would determine whether the waiver was enforceable given the facts and circumstances of that case.

RISK FACTORS

There are significant risks associated with investing in the Company’s Securities and such Securities are highly speculative and should not be purchased by anyone who cannot afford a total loss of his or her entire investment. Before you purchase Securities in the Company, please review below a list of risks that the Company specifically wants to bring to your attention. There are undoubtedly many more risks that could interfere with the business of the Company and the summary below is not intended to be full and complete. You should carefully consider the following risk factors together with all of the other information included in this Offering Circular, including the matters addressed under “Forward-Looking Statements,” in evaluating an investment in the Company’s Securities. If any of the following risks were to occur, the Company’s business, financial condition, results of operations, cash flows and ability to make cash distributions could be materially adversely affected. The following risk factors do not include factors or risks which may arise or result from general economic conditions that apply to all businesses in general or risks that could apply to any issuer or any offering.

Risks Related to an Investment in the Company - General

We are conducting this Offering on a “best efforts” basis.

This Offering is being conducted on a “best efforts” basis. No guarantee can be given that all or any of the securities will be sold, or that sufficient proceeds will be available to conduct successful operations. Receipt of a relatively small amount of capital contributions may reduce the ability of the Company to spread investment risks through diversification of its loan portfolio. If we are unable to raise substantial funds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments that we make. In that case, the likelihood that any single asset’s performance would adversely affect our profitability will increase. Your investment in our Units will be subject to greater risk to the extent that we lack a diversified portfolio of investments. Further, we will have certain fixed operating expenses, including certain expenses as a public reporting company, regardless of whether we are able to raise substantial funds in this Offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

An investment in Securities is speculative and there is no guarantee of profitability.

Management anticipates that revenues will be sufficient to create net profits for the Company. However, there can be no assurance that revenues will be sufficient for such purpose. Although the Management believes in the Company’s economic viability, there can be no guarantee that the business of the Company will be profitable to the extent anticipated. The projections of the Company are not based on historical operations of the Company and are aspirational in nature due to the Company’s limited operations to date.

There is no guaranteed return of Investor’s investment.

The investments offered hereby are speculative and involve a high degree of risk.  There is no assurance that the investment will be profitable, or that the profit will meet expectations. There is no guarantee that the Company will be able to return to Investors the full amount of their investment, or even a portion of their investment. There is the potential that Investors could lose their entire investment in the Company. For this reason, each prospective Investor should read this Offering Circular and all documents in the Subscription Booklet carefully and should consult with his/her or its own legal counsel, accountant(s), or business advisor(s) prior to making any investment decision.

We may raise additional capital that may not be available on acceptable terms.

We may in the future raise additional capital through a variety of sources, including the public equity markets, additional private equity financings, collaborative arrangements and/or private debt financings. Additional capital may not be available on terms acceptable to us, if at all. If additional capital is raised through the issuance of equity securities, our Unitholders will experience dilution, and such securities may have rights, preferences, or privileges senior to those of the holders of our Class A Common Units. If we raise additional capital through the issuance of debt securities, the debt securities would have rights, preferences, and privileges senior to holders of Class A Common Units, and the terms of that debt could impose restrictions on our operations.

This Offering is being made subject to Regulation A, which has recently undergone significant changes.

The Company is conducting this Offering pursuant to Regulation A, which was amended effective June 19, 2015. Because of these recent amendments, there is still significant uncertainty with respect to the parameters of an offering pursuant to this regulation. In addition, these regulations may change as regulators develop practices with respect to such amendments, which changes may be detrimental to the Company or its ability to raise funds. If the Company were to inadvertently violate the parameters of this type of offering, it may be subject to enforcement action or civil liabilities under securities laws. Such violation may also affect the Company’s ability to raise capital in the future.

Compliance with anti-money laundering requirements may require the Company to disclose Investor information to regulatory authorities.

The Company may be subject to certain provisions of the Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“the Patriot Act”), including, but not limited to, Title III thereof, the International Money Laundering and Abatement and Anti-Terrorist Financing Act of 2001 (“Title III”), certain regulatory and legal requirements imposed or enforced by the Office of Foreign Assets Control (“OFAC”) and other similar laws of the United States. In response to increased regulatory concerns with respect to the sources of the Company’s capital used in investments and other activities, the Management may request that Investors provide additional documentation verifying, among other things, such Investor’s identity and source of funds to be used to purchase Units. The Management may decline to accept a subscription if this information is not provided or on the basis of the information that is provided. Requests for documentation and additional information may be made at any time during which an Investor holds Units. The Management may be required to report this information or report the failure to comply with such requests for information, to appropriate governmental authorities, in certain circumstances without informing a Member that such information has been reported. The Management will take such steps as it determines are necessary to comply with applicable law, regulations, orders, directives or special measures, including, but not limited to, those imposed or enforced by OFAC, the Patriot Act and Title III. Governmental authorities are continuing to consider appropriate measures to implement anti-money laundering laws and at this point it is unclear what steps the Management may be required to take however, these steps may include prohibiting a Member from investing further monies in the Company, depositing distributions to which such Member would otherwise be entitled into an escrow account or causing the redemption of such Member’s investment in the Company.

We have not analyzed foreign laws regarding the participation of non-US residents in our transactions, and our compliance is focused on US laws.

We have not researched all the applicable foreign laws and regulations that could impact our business, and we have not set up our structure to be compliant with foreign laws. Some of the investment opportunities posted on our platform are open to non-US residents. It is possible that we may be deemed in violation of those laws, which could result in fines or penalties as well as reputational harm. This may limit our ability in the future to assist companies in accessing money from those investors, and compliance with those laws and regulation may limit our business operations and plans for future expansion and may result in increased operating costs.

If Majestic cannot raise sufficient funds, it could negatively impact Majestic’s future results.

To date, we have not raised outside capital. However, we may have a continuing need for capital to execute our business model. We are Offering securities in the amount of up to forty-five million dollars ($45,000,000) in this Offering and may close on any investments that are made. The amount we can raise in any 12-month period is limited to forty-five million dollars ($45,000,000). Even if the maximum amount is raised (in this 12-month period or in subsequent periods), we are likely to need additional funds in the future to grow. If we cannot raise those funds for whatever reason, including reasons relating to Majestic itself or to the broader economy, we may not survive. If we manage to raise only a portion of funds sought, we may have to adjust our business model or find other sources of funding for some of the plans outlined in “Use of Proceeds.” No alternative sources of funds have been committed to Majestic.

The closing of this Offering is subject to a low minimum amount.

This is a “best efforts” offering with a minimum of just twenty-five thousand dollars ($25,000). Therefore, Majestic will have access to any funds raised in excess of twenty-five thousand dollars ($25,000). Any investment made could be the only investment in this Offering, leaving Majestic without adequate capital to pursue its business plan. Furthermore, the capital raised herein may not even be sufficient to cover the expenses of this Offering, including legal, marketing, etc.

Risks Relating to an Investment in the Company – General

No Guarantee of Profitability.

The Company remains an early-stage company with no history of profitable operations.  There is no assurance that cash flow will ever be sufficient to create net profits for the Company even if the Management team believes in each Company Asset’s economic viability. Poor performance by a few of the Company Assets could significantly affect the total returns to Investors. In addition, there is no guarantee that any return will be paid on a quarterly basis, if at all. The Management team may choose not to make a distribution of cash flow to Members if it is in the best interest of the Company to do so.

No Guaranteed Return of Investor’s Capital Contributions.

Investment in the Company is speculative and involves a high degree of risk. There can be no guarantee that an Investor will realize a substantial return on the investment, or any return at all, or that the Investor will not lose the entire investment. For this reason, each prospective Investor should read this PPM and all documents in the applicable Subscription Booklet carefully and should consult with his, her, or its own legal counsel, accountant(s), or business advisor(s) prior to making any investment decision.

Borrowing by the Company Could Increase the Risk of Losses.

As described herein, the Company may choose to borrow money from time to time by issuing debt securities and/or from one or more senior lenders (“Credit Facilities” or “Facilities”) and may directly pledge one or more Company Assets as collateral for any such borrowing. The LLC Agreement grants the Management team significant latitude and discretion in its ability to issue debt securities and to use Credit Facilities in the operation of the Company.

Any debt security and any Credit Facility shall be nonrecourse to the Members. The Management team (and/or its principals) and the Company may agree to provide guaranties for a given Facility but are not required to provide a guarantee under any circumstances. Any Credit Facility will likely have covenants that affect the Company and the Management team and will impact the Company’s operation and cash flow, and could impair or eliminate any cash flow such that the Company does not have adequate resources and/or cash flow to distribute to Members.

The interest rates at which the Company is able to borrow funds will affect the Company’s operating results. While the use of borrowed funds will increase returns if the Company earns a greater return on the incremental investments purchased with borrowed funds than it pays for the funds, the use of leverage will decrease returns if the Company fails to earn as much on such incremental investments as it pays for the funds. The effect of leverage may therefore result in a greater decrease in the net asset value of the Company than if the Company was not so leveraged. The use of leverage has the potential to magnify the gains or the loss on the Company’s investments and to make the Company’s returns more volatile.

The Company may be unable to meet its obligations to a lender under a Credit Facility. If this occurs, the Company may be liable for increased payments and penalties to the lender. The lender may also foreclose on any Company Assets in which it holds a security interest. As such, the Company’s inability to perform under a Credit Facility could have significant negative effects on the Company, its Assets, and ultimately the Investors.

The Company could be in a position where it must borrow funds in order to cover its operating expenses, overhead, or committed investments. In any of these events, it is uncertain whether debt financing will be available to the Company on desirable terms, or at all. If the Company is unable to secure debt financing in these circumstances, the Company could end up in default of its obligations to Credit Facilities or other third parties and incur significant penalties and other negative consequences. If the Company is able to secure debt financing in these circumstances, the Company could be highly leveraged and would be subject to all the risks associated with borrowing.

Risks of Credit Facility Being Unavailable, Called or Terminated.

The Company has not yet obtained a Credit Facility, and its ability to do so is not certain. Even if the Company is able to obtain a Credit Facility, that Credit Facility could later be called or terminated for a variety of possible reasons. The Credit Facility lender may be acquired, may cease such a business unit altogether, or may claim an event of default under the terms of the Credit Facility. In such an event, the Company may need to either replace a substantial amount of money or the lender may collect all incoming cash and not allow for any distributions to Members until the default is cured or the Credit Facility is paid off.

Ability to Make Sufficient Number of Loans.

The Company’s business model depends in part on its ability to make loans to franchisees and others in the Senior Care industry, and in adequate amounts and with fees and interest rates high enough to generate income in excess of the Company’s debt service costs and other expenses. If demand for loans is not sufficient or if the Company is not able to charge sufficient rates or fees on the loans due to market pressures or other reasons, the Company’s income from interest and fees may not be adequate for the Company to achieve its anticipated net income, and may result in net losses. This could have a material adverse impact on the Company’s financial condition and ability to provide a return to Investors.

Governmental Regulation Could Be Costly and Restrict the Company.

The industry in which the Company will become an active participant may be highly regulated at both state and federal levels, both with respect to its activities as an issuer of securities and its investing activities. Some of these regulations are discussed in greater detail below under “U.S. Securities Laws and Foreign Investors,” “Compliance with Anti-Money Laundering Requirements,” “Compliance with Dodd-Frank Act,” “Usury Risk,” “Risk that the Company May Become Subject to the Provisions of the Investment Company Act of 1940,” “Risk that the Management team May Become Subject to the Provisions of the Investment Advisers Act of 1940,” “The Company’s Reliance on Exclusions from the Investment Company Act May Impact Certain Investment Decisions,” and “Recent and Anticipated Legislative and Regulatory Activity.” The Company or the Company Assets may be subject to governmental regulations in addition to those discussed in this Offering Circular, and new regulations or regulatory agencies may develop that affect the Company’s operations and ability to generate revenue. The Company will attempt to comply with all applicable regulations affecting the markets in which it operates. However, such regulation may become overly burdensome and therefore may have a negative effect on the Company’s ability to perform as anticipated and projected.

U.S. Securities Laws and Foreign Investors.

The offer and sale of the Units will not be registered under the Securities Act or the laws of any applicable state pursuant to an exemption from the registration requirements of the Securities Act, and the securities laws of certain states. Each Investor must furnish certain information to the Management team and represent, among other customary private placement representations, that it is acquiring its Units for investment purposes and not with a view towards resale or distribution. The acquisition of Units by each Investor also must be lawful under applicable state securities laws or the laws of the applicable foreign jurisdiction if the Investor is a non-U.S. person.

Further, Units may not be offered, sold, transferred, assigned or delivered, directly or indirectly, to any “Unacceptable Investor.” An Unacceptable Investor means any person who is known to be a:

(a)person or entity who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” "foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, or

(b)person acting on behalf of, or an entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended—including, but not limited to—the “Government of Sudan,” the “Government of Iran,” the “Government of Cuba,” the “Government of Syria,” and the “Government of Burma”, or

(c)person or entity subject to additional restrictions imposed by the following statutes or Regulations and Executive Orders issued thereunder: the Trading with the Enemy Act, the Iraq Sanctions Act. Pub. L. 101-5 13, Title V, §§ 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. §§ 1601 et seq., the Antiterrorism and Effective Death Penalty Act of 1996, Pub. L. 104 132, 110 Stat. 1214 1319, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the United Nations Participation Act. 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103 236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§* 1901 et seq., the Iran and Libya Sanctions Act of 1996, Pub. L. 104 172, 110 Stat. 1541, the Cuban Democracy Act. 22 U.S.C. §§ 6001 et seq., the Cuban Liberty and Democratic Solidarity Act. 22 U.S.C. §§ 6021-91, and the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104 208, 110 Stat. 3009 172, or any other law of similar import as to any non-U.S. country, as each such Act or law has been or may be amended, adjusted, modified, or reviewed from time to time.

In the event of a registered public offering of Units in the U.S., the Company would become subject to the reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under such circumstances, a Member that owns more than 5% of the Company’s outstanding Units may be obligated to make certain information filings with the Commission pursuant to the Exchange Act. Each prospective Member is advised to consult with its own legal advisor regarding the securities law consequences of ownership of Units if the Units become subject to the Exchange Act.

Compliance with Anti-Money Laundering Requirements May Require Reporting Investor Interests and Affect Investor Rights to Participate in the Company.

The Company may be subject to certain provisions of the USA PATRIOT Act of 2001 ("the Patriot Act"), including, but not limited to, Title III thereof, the International Money Laundering and Abatement and Anti-Terrorist Financing Act of 2001 ("Title III"), certain regulatory and legal requirements imposed or enforced by the Office of Foreign Assets Control (“OFAC”) and other similar laws of the United States. In response to increased regulatory concerns with respect to the sources of the Company’s capital used in investments and other activities, the Management team may request that Investors provide additional documentation verifying, among other things, such Investor’s identity and source of funds to be used to purchase Units. The Management team may decline to accept a subscription from an Investor if this information is not provided or on the basis of the information that is provided. Requests for documentation and additional information may be made at any time during which a Member holds Units. The Management team may be required to report this information or report the failure to comply with such requests for information, to appropriate governmental authorities, in certain circumstances without informing a Member that such information has been reported. The Management team will take such steps as it determines are necessary to comply with applicable law, regulations, orders, directives, or special measures, including, but not limited to, those imposed or enforced by OFAC, the Patriot Act, and Title III. Governmental authorities are continuing to consider appropriate measures to implement anti-money laundering laws and at this point it is unclear what steps the Management team may be required to take however, these steps may include prohibiting a Member from making further contributions of Capital to the Company, depositing distributions to which such Member would otherwise be entitled into an escrow account or causing the withdrawal of such Investor from the Company.

Compliance with New Regulations.

The U.S., state, and foreign governments have taken or are considering extraordinary actions in an attempt to address real or perceived underlying causes of financial crisis and fraud and to prevent or mitigate the recurrence. These actions or other actions under consideration could result in unintended consequences or new regulatory requirements which may be difficult or costly to comply with. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act or the “Dodd-Frank Act,” creates a Financial Services Oversight Council to identify emerging systemic risks and improve interagency communication, creates a Consumer Financial Protection Agency authorized to promulgate and enforce consumer protection regulations relating to financial products, which would affect both banks and non-bank finance companies, imposes a comprehensive new regulatory regime of financial markets, including derivatives and securitization markets and creates an Office of National Insurance within Treasury. While the bill has been signed into law, a number of provisions of the law remain subject to changes and amendments through the rulemaking process at various regulatory agencies. It is unforeseeable what the final form of these rules will be when implemented by the respective agencies, but certain aspects of the new legislation, including, without limitation, the additional cost of higher deposit insurance and the costs of compliance with disclosure and reporting requirements and examinations by the new Consumer Financial Protection Agency, could have a significant impact on the Company’s business, financial condition, and results of operations. Additionally, it is unforeseeable whether there will be additional proposed laws or reforms that would affect the U.S. financial system or financial institutions, including the Company, whether or when such changes may be adopted, how such changes may be interpreted and enforced or how such changes may affect the Company. For example, bankruptcy legislation could be enacted that would hinder the ability to foreclose promptly on defaulted Loans or permit limited assignee liability for certain violations in the mortgage origination process, any or all of which could adversely affect the Company’s business or result in the Company and/or the Management team being held responsible for violations in the Loan origination process even were the Company was not the originator of the loan.

Other laws, regulations, and programs at the federal, state, and local levels are under consideration that seek to address the economic climate and real estate and other markets and to impose new regulations on various participants in the financial system. It is unforeseeable the effect that these or other actions will have on the Company’s business, results of operations and financial condition. Further, the failure of these or other actions and the financial stability plan to stabilize the economy could harm the Company’s business, results of operations, and financial condition.

The Management team’s Interests May Be in Conflict with the Members’ Interests.

The Management team and its affiliates are subject to various conflicts of interest in managing the Company.

The Company will pay the management team and/or affiliates substantial compensation that was not determined by arm’s length negotiations. The Management team may invest further sums in the Company, but the amount and timing of their investments has not been determined. Once they do invest, they will be entitled to receive a pro rata share of any distributions made by the Company, based on their Capital Contributions to the Company as Members. In addition, the Management team will receive a portion of the cash that would otherwise be distributable by the Company to the Investors as further described in this Offering Circular.

There is no requirement that the Company create or utilize a board or committee of unaffiliated Members or other advisors to review and approve transactions that may constitute a conflict of interest or any determination by the Management team of the value of any Company assets.

The Company does not, at this time, have its own officers, directors, or employees. The Management team supervise and control the business affairs of the Company, locate investment opportunities for the Company, raise capital for the Company, administer the financial affairs of the Company, and render certain other services, in each case subject to delegation to other firms or affiliates of the Management team. The Management team, however, are only obligated to devote such time to the Company’s affairs as may be reasonably necessary to conduct its business. The Management team or their respective affiliates may be a Manager of, or investor in, other companies (some of which will very likely directly compete with the business of the Company) and have other business interests of significance. Notwithstanding the foregoing, the LLC Agreement requires the Management team to give the Company the ability to take advantage of any potential investment (each an “Opportunity”) that is suitable for the Company (as determined by the Management team) prior to the Management team taking that Opportunity itself. Factors the Management team may consider in determining whether an Opportunity is suitable for the Company include, but are not limited to, whether the Opportunity meets the Company’s investment and/or underwriting criteria, whether it is consistent with the investment objectives of the Company, and whether the Company has sufficient financial resources at the time to accommodate the Opportunity. The Management team may also determine that an Opportunity is too small for the more complex structure of the Company, or an outside investor with significant capital may require that an Opportunity be pursued without the Company.

Please see the “CONFLICTS OF INTEREST” section for more discussion of the actual or potential conflicts of interest as between the interests of the Management team and its affiliates, on one hand, and the interests of the Investors on the other.

Risk of Additional Investors.

While this Offering is for up to a maximum amount of forty-five million dollars ($45,000,000), this amount may be increased at any time in the sole discretion of the Management team OR the Management team may initiate another offering of debt or equity securities with rights prior or preferential to those being offered in this Offering. As additional Units are issued, the increase in Units may reduce the amounts the Company has available to make distributions to any one Investor, as distributions will need to be distributed amongst more Units. The Company intends to only accept additional capital to the extent it will result in additional yields sufficient to provide for the associated distributions, but the Company cannot assure Investors that this will happen. In addition, subsequent sales of equity or convertible debt securities may be at a Unit Price higher or lower than the price at which the Company issues the Class A Common Units in this Offering.

Since all Class A Common Units are Pari Passu, however, Investors that paid different amounts may be entitled to similar returns on a per Unit basis.

Failure of Digital and Technology Systems and Interruptions of the Management team’s Operations Could Damage the Company.

The Company depends on the Management team to develop, implement and maintain appropriate systems for the Company’s activities. The Management team use technology extensively, with all documents secured and managed digitally. The Management team use software that allow them to track and manage its investments with confidence and accuracy. In addition, the Company relies on information systems to store sensitive information about the Company, the Management team, and the Members. However, there are risks associated with such technology and systems. Defects in software products and errors or delays in processing of electronic transactions could result in:

•transaction or processing errors,

•diversion of technical and other resources from other efforts,

•loss of credibility with current or potential customers,

•harm to reputation, or

•exposure to liability claims.

Certain of the Company’s and the Management team’s activities will be dependent upon systems operated by third parties including brokers, the third-party administrator, and other service providers, and the Management team may not be in a position to verify the risks or reliability of such third-party systems and technology. These third-party systems and technologies may also contain undetected errors, viruses, or defects that could have a material adverse effect on the Company’s financial condition and results of operations. Disruptions in the Company’s operations or breach of the Company’s information systems, or failures in the systems employed by the Company’s or the Management team’s third-party service providers may cause the Company to suffer, among other things, financial loss, the disruption of its business, liability to third parties, regulatory intervention or reputational damage which could have a material adverse effect on the Company and the Members’ investments therein.

Despite any security measures established by the Management team and third-party service provider to safeguard the information in these systems, such systems may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise these systems and result in the theft, loss or public dissemination of the information stored therein. Disruptions in the Company’s operations or breach of the Company’s or the Management team’s information systems may cause the Company to suffer, among other things, financial loss, the disruption of its business, liability to third parties, regulatory intervention or reputational damage which could have a material adverse effect on the Company and the Members’ investments therein.

Coronavirus and other Pandemic Related Issues.

There are ongoing outbreaks of a novel and highly contagious form of coronavirus (“COVID-19”), which the World Health Organization has declared to constitute a “Public Health Emergency of International Concern.” The outbreak of COVID-19 has resulted in numerous deaths, adversely impacted global commercial activity and contributed to significant volatility in certain equity, debt, derivatives and commodities markets. The global impact of the outbreak is rapidly evolving, and many countries have reacted by instituting (or strongly encouraging) quarantines, prohibitions on travel, the closure of offices, businesses, schools, retail stores, restaurants, hotels, courts and other public venues, and other restrictive measures designed to help slow the spread of COVID-19. Businesses are also implementing similar precautionary measures. Governments are also implementing moratoriums or other restrictions on tenant evictions due to the economic fallout from COVID-19. Such measures, as well as the general uncertainty surrounding the dangers and impact of COVID-19, are creating significant disruption in supply chains and economic activity and are having a particularly adverse impact on transportation, hospitality, tourism, entertainment, and related industries. Moreover, with the continued spread of COVID-19, governments and businesses are likely to take increasingly aggressive measures to help slow its spread and mitigate its damages. For this reason, among others, as COVID-19 continues to spread, the potential impacts, including a global, regional or other economic recession, are increasingly uncertain and difficult to assess.

Any public health emergency, including any outbreak of COVID-19, SARS, H1N1/09 flu, avian flu, other coronavirus, Ebola or other existing or new epidemic diseases, or the threat thereof, could have a significant adverse impact on the Company. The extent of the impact of any public health emergency on the Company will depend on many factors, including the duration and scope of such public health emergency, the extent of any related travel advisories and restrictions implemented, the impact of such public health emergency on overall supply and demand, goods and services, investor liquidity, consumer confidence and spending levels, and levels of economic activity, the length, frequency, or magnitude of any moratoriums or other restrictions on tenant evictions applicable to the Project, and the extent of its disruption to important global, regional and local supply chains and economic markets, all of which are highly uncertain and cannot be predicted. The effects of a public health emergency may materially and adversely impact the development of the Project and its performance once stabilized, which could result in significant losses to the Company. In addition, the operations of the Management team (or others involved with the Project) may be significantly impacted, or even temporarily or permanently halted, as a result of government quarantine measures, voluntary and precautionary restrictions on travel or meetings and other factors related to a public health emergency, including its potential adverse impact on the health of their key service providers or other personnel.

Side Letters.

The Management team may enter into letter agreements or other similar agreements (collectively, “Side Letters”) with one or more persons. These Side Letters may entitle the recipient to make an investment in the Company on terms other than those described in this Offering Memorandum or the LLC Agreement or provide the recipient with additional or different rights and benefits. Any such terms, including with respect to (i) access to information, (ii) liquidity, or (iii) re-allocating profits allocated to the Management team, may be more favorable than those offered to any other Member.

As a result of these Side Letters, certain persons may receive additional benefits (including expanded informational rights or re-allocation of profits allocated to the Management team) that other Members will not receive. The Management team will not be required to notify any or all of the other Members of any such Side Letters or any of the rights or terms or provisions thereof, nor will the Management team be required to offer such additional or different rights or terms to any or all of the other Members. The Management team may enter into such Side Letters with any party as the Management team may determine in their sole and absolute discretion at any time. The other Members will have no recourse against the Company, the Management team, or any of their affiliates in the event that certain Members receive additional or different rights, terms or benefits as a result of such Side Letters.

Risks Specifically Related to the Company’s Business Model

An Investment in the Company Involves Various Risks Associated with Many Other Real Estate Investments.

The Company will be subject to the risks that generally relate to investing in real estate. Real estate historically has experienced significant fluctuations and cycles in performance that may result in reductions in the value of the Company’s real estate related investments. The performance and value of its investments once originated or acquired depend upon many factors beyond the Company’s control. The ultimate performance and value of the Company’s investments are subject to the varying degrees of risk generally incident to the ownership and operation of the properties in which the Company invests, and which collateralize or support its investments.

The ultimate performance and value of the Company’s investments will depend upon, in large part, the Borrower’s ability to operate any given property so that it produces sufficient cash flows necessary to pay the interest and principal due to the Company on any Loans it originates and holds, or acquires.

In addition, revenues and cash flows may be adversely affected by: changes in national or local economic conditions, changes in local real estate market conditions due to changes in national or local economic conditions or changes in local property market characteristics, including, but not limited to, changes in the supply of and demand for competing properties within a particular local property market, competition from other properties offering the same or similar services, changes in interest rates and the credit markets which may affect the ability to finance, and the value of, investments, the ongoing need for capital improvements, particularly in older building structures, changes in real estate tax rates and other operating expenses, changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes, and other natural disasters, acts of war, or terrorism, which may decrease the availability of or increase the cost of insurance or result in uninsured losses, changes in governmental rules and fiscal policies which may result in adverse tax consequences, unforeseen increases in operating expenses generally or increases in the cost of borrowing, decreases in consumer confidence, government taking investments by eminent domain, various uninsured or uninsurable risks, the bankruptcy or liquidation of major tenants, adverse changes in zoning laws, the impact of present or future environmental legislation and compliance with environmental laws, the impact of lawsuits which could cause the Company to incur significant legal expenses and divert management’s time and attention from the day-to-day operations of the Company, and other factors that are beyond the Company’s control and the control of the property owners.

Any of the foregoing factors as well as others could adversely impact the return on and cash flows and values of the Company’s investments. In addition, property values can decline below their acquisition price or below their appraised, assessed, or perceived values after the acquisition. Appraisals, if obtained, are only the appraiser’s opinion of the property values at a given point in time. Material declines in values could result in subsequent losses. The Company’s real estate-based investments may be difficult to sell in an efficient and expeditious manner, and there can be no assurance that there will be a ready resale market if or when the Company finds it necessary or otherwise elects to sell such investments.

The Company’s Underwriting Standards and Procedures are More Lenient than Conventional Lenders.

The Company will originate and invest in Loans with borrowers who may not be required to meet the credit standards of conventional mortgage lenders, which is riskier than investing in loans made to borrowers who are required to meet those higher credit standards.

Because the Management team approves Loans more quickly than some other lenders or providers of capital, there may be a risk that the due diligence the Management team performs as part of its underwriting procedures would not reveal the need for additional precautions. If so, the interest rate the Company charges and the Collateral the Company requires may not protect the Company adequately or generate adequate returns for the risk undertaken.

A borrower’s ability to pay a Loan balance in a large lump sum may depend on its ability to obtain suitable refinancing, sell the property or otherwise raise a substantial cash amount. The Company can provide no assurance that any borrower will accomplish any of those things.

Risk of Default on Loans / Nonperforming Loans.

The Company’s investment strategy includes the acquisition or origination of Loans which are subject to the risk of default. At the time of their acquisition, origination, or thereafter, Loans may be nonperforming for a wide variety of reasons. Such nonperforming Loans may require a substantial amount of workout negotiations and/or restructuring, which may entail, among other things, a substantial reduction in the interest rate, a substantial write-down of the principal of such Loan, and/or the necessity of purchasing senior loans to protect the Company’s interest in its investment.

Loans may become uncollectible or subject to a reduced return due to any voluntary or involuntary bankruptcy, insolvency, or similar proceeding affecting any of the Company’s borrowers or guarantors. It is possible that the Management team may find it necessary or desirable to foreclose on collateral securing one or more Loans purchased by the Company. The foreclosure process will vary from jurisdiction to jurisdiction and is lengthy and expensive. Borrowers often resist foreclosure actions by asserting numerous claims, counterclaims, and defenses against the holder of a Loan, including, without limitation, lender liability claims and defenses, even when such assertions may have no basis in fact, in an effort to prolong the foreclosure action. During the foreclosure proceedings, a borrower may have the ability to file for bankruptcy or its equivalent, potentially staying the foreclosure action and further delaying the foreclosure process. Foreclosure litigation may create a negative public image of the collateral property and may result in disrupting ongoing leasing and management of the property. The collateral value could also be negatively impacted if a defaulting borrower were to damage the property, negligently or intentionally, while still in possession. Even if foreclosure can be avoided and a restructuring were successfully accomplished, a risk exists that upon maturity of such Loan, replacement or “takeout” financing will not be available.

In certain circumstances, the Company may lose priority of its liens to mechanic or materialmen’s liens, by reason of the borrower’s wrongful acts or the priority allowed to certain tax liens. It is possible that the total amount recovered by the Company upon default may be less than the total amount of its Loan, with resultant losses to the Company. In such circumstances, the Management team may pursue deficiency judgments against borrowers, if available. Most, if not all, of the Company’s Loans will be general obligations of the borrower or principals of the borrower. Properties held as collateral and foreclosed upon may not generate sufficient income from operations to meet associated expenses of the Company. In addition, operation of foreclosed properties may require the Company to spend money for an extended period, and subsequent income and capital appreciation from the foreclosed properties to the Company may be less than competing investments.

The Company may be required to rely totally on its interest in the collateral for repayment of a Loan. The value of the collateral may be affected by general or local economic conditions, neighborhood values, interest rates, real estate tax rates, and other operating expenses, the possibility of competitive overbuilding, and of the inability to obtain or maintain full occupancy of the properties, governmental rules and fiscal policies, acts of God or casualties for which insurance is not available or obtainable for commercially reasonable premiums, and other factors which are beyond the Company’s or the Management team’s control.

The Company may require transaction analysis reports for environmental screening or other environmental reports on the proposed collateral, which reports may not reveal actual conditions and risks associated with the collateral. The presence of hazardous substances on such collateral may subject the Company to substantial liability for the cost of removal and/or treatment, reduce the value of the collateral or make it unmarketable. That cost may substantially exceed the value of the collateral involved.

Further, under U.S. law, investments in properties or loans operating under bankruptcy laws are, in certain circumstances, subject to certain additional potential liabilities that may exceed the value of the Company’s original investment therein. In addition, under certain circumstances, payments to the Company and distributions by the Company to its Members may be reclaimed if any such payments or distributions are later determined to have been fraudulent conveyances or preferential payments under applicable law.

The Company May Have Difficulty Protecting its Rights as a Secured Lender.

The Company believes that its documents will enable it to enforce commercial arrangements with Borrowers and other counterparties. However, the rights of Borrowers, counterparties, and other secured lenders may limit the Company’s practical realization of those benefits. For example:

•Judicial foreclosure is subject to the delays of protracted litigation. Although the Company expects non-judicial foreclosure to be generally quicker, the Company’s Collateral may deteriorate and decrease in value during any delay in foreclosing on it.

•The borrower’s right of redemption during foreclosure proceedings can deter the sale of the Collateral and can for practical purposes require the Company to manage the property.

•The Company will be making loans in different states, with varying foreclosure laws, procedures, and timelines. Depending on which state a Company Asset is located, there may be more or less time, effort, and cost associated with foreclosing on Loans.

•Unforeseen environmental hazards may subject the Company to unexpected liability and procedural delays in exercising its rights.

•The rights of junior or senior secured parties in the same property can create procedural hurdles for the Company when it forecloses on Collateral.

•The Company may not be able to pursue deficiency judgments after it forecloses on Collateral.

•State and federal bankruptcy laws can prevent the Company from pursuing any actions, regardless of the progress in any of these suits or proceedings.

•The courts, particularly the bankruptcy courts, may unilaterally alter the contractual terms of Company Assets, including doing so to the detriment of the Company.

•The Company will also take a secured interest in assets other than real estate assets owned by various borrowers. There is no assurance that such collateral will have value equal to or greater than the amount borrowed by such borrowers. Neither the Company nor any of its Management team are experts in valuing collateral other than real estate and such, there is no way of assuring that the Company is adequately secured in its loans. Throughout the period of its loans, the Company may be under-secured.

Care is exercised upon creation of the Loan documents at the time of origination or acquisition to ensure that as many bases as possible have been covered in the documents. However, in the event of default, it can be very difficult to predict with any certainty how courts will respond.

Risk of Lack of Knowledge in Distant Geographic Markets.

Although the Company intends to focus its investments in locations with which the Management team is generally familiar, the Company runs a risk of experiencing underwriting challenges or issues associated with a lack of familiarity in some markets. Each market has nuances and idiosyncrasies that affect values, marketability, desirability, and demand for individual Collateral that may not be easily understood from afar. While the Management team believes it can effectively mitigate these risks in a myriad of ways, there is no guarantee that investments in geographic markets outside the physical location of the Management team (or even inside this perceived boundary) will perform as expected.

Risks of Real Estate Ownership.

When the Company acquires real estate, either directly or through foreclosure, deed in lieu of foreclosure, or otherwise, it has economic and liability risks as the owner, including but not limited to:

•earning less income on disposition of the property than costs incurred in purchasing, improving it, and maintaining it,

•keeping the property leased by tenants,

•potential damage to the property by any tenants,

•lack of availability or lapse in insurance coverage for the property,

•controlling operating expenses,

•coping with general and local market conditions,

•possible exposure to environmental contamination remediation and cleanup costs, which in some cases could exceed the value of the property,

•complying with changes in the laws and regulations pertaining to taxes, use, zoning and environmental protection, and/or

•possible liability for injury to persons and property.

The Company intends to secure insurance against hazards and contingencies to the extent it can obtain such insurance as an owner at a reasonable cost.

The Company’s Participation in Assets with Other Investors May Result in Decisions and Outcomes Different than Those Best for the Company.

•Other owner(s) of a Participation Interest in such a Company Asset may have different ideas, motivations, or desired outcomes than the Company which may give rise to disputes in how to manage the Asset.

•There may be complications in disposing of a Participation Interest that require additional time, money, and cooperation of parties who may be adverse at the time of maturity or disposition of the Asset, which may reduce the amount recovered by the Company on such an Asset.

•The Management team and/or the Company may not control or have influence over the transaction involving the Asset subject to agreement governing the Participation Interest. Such a scenario would subject the Company to the decisions of another party, whose interests may be adverse to those of the Company.

•There may be regulations or laws that govern or influence a Participation Interest that are unknown at the time the investment is made, but which have a negative impact on the Asset at the time of maturity or disposition.

Risks of Investing in Subordinated (or Second Lien Position) Loans or Securities.

Some of the Company’s investments may consist of subordinated Loans or securities. Such investments will be subordinated to the senior obligations of the property or issuer, either contractually, inherently due to the nature of equity securities, or both. In the event of default on the senior debt, the Company as a holder of a subordinated loan may be at the risk of realizing a loss of up to all of its investment before the senior debt will suffer any loss. Consequently, greater credit risks are usually attached to subordinated investments than to a borrower’s first mortgage or other senior obligations. In addition, securities may not be protected by financial or other covenants and may have limited liquidity. Adverse changes in the borrower’s financial condition and/or in general economic conditions may impair the ability of the borrower to make payments on the subordinated securities and cause them to default more quickly with respect to such securities than with respect to the borrower’s senior obligations. In most cases, the Company’s management of its investments and its remedies with respect thereto, including the ability to foreclose on any collateral securing investments, will be subject to the rights of the more senior lenders and contractual intercreditor provisions. The Company may also take a secured interest in assets other than real estate assets owned by various borrowers. There is no assurance that such Collateral will have value equal to or greater than the amount borrowed by such borrowers. Neither the Company nor any of its Management team are experts in valuing Collateral other than real estate and such, there is no way of assuring that the Company is adequately secured in its loans. Throughout the period of its loans, the Company may be under-secured.

The Company’s Investments are Illiquid in Nature, Which Could Limit the Company’s Flexibility or Cause the Company to Receive Less than Anticipated Value on Disposition.

Although some of the Company’s investments may generate current income the Company’s investments will primarily be illiquid and may not be readily sold for fair value. The illiquidity commonly associated with real estate investments may limit the Company’s ability to vary its portfolio of investments in response to changes in economic and other conditions. Illiquidity may result from the absence of an established market for investments as well as the legal or contractual restrictions on their resale. In addition, illiquidity may result from the decline in value of a property comprising one of the Company’s investments. There can be no assurances that the fair market value of any property held by the Company will not decrease in the future, leaving the Company’s investment relatively illiquid.

Furthermore, although the Management team expects that the Company’s investments will be disposed of prior to dissolution, the Company may have to sell, distribute, or otherwise dispose of its investments at a disadvantageous time as a result of dissolution.

Other Real Estate Related Risks.

The Company’s real estate related investments will be subject to the varying degrees of risk and significant fluctuations in their value. The value of the Company’s investments depends upon the real property owner’s ability to repair or rehabilitate the property as projected, operate the real property in a manner sufficient to meet its commitments, including debt service, and/or maintain or increase revenues in excess of operating expenses or, in the case of real property leased to a single lessee, the ability of the lessee to make rental payments. Revenues may be adversely affected by changes in national or international economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, the financial condition of tenants, buyers, and sellers of properties, competition from other properties offering the same or similar services, changes in interest rates and in the availability, cost, and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements (particularly in older structures), changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes, and other natural disasters, acts of war, acts of terrorism (any of which may result in uninsured losses), adverse changes in zoning laws, and other factors that are beyond the control of the real property owners and the Company. In the event that any of the properties underlying the Company’s investments experience any of the foregoing events or occurrences, the ability of the real property owner to pay the interest and principal on any debt securities would be negatively impacted.

Further Deterioration in the Mortgage, Real Estate or Financial Markets or the Economy in General May Cause the Company to Experience Losses.

The recent downturns in the U.S. and many non-U.S. economies, including the European sovereign debt and banking crises, have resulted, and may continue to result, in an unusually high degree of volatility in the financial markets, both within and outside the United States. The mortgage market has been adversely affected by changes in the lending landscape, and there is no assurance that these conditions will stabilize or that they will not worsen. In addition, global economies and financial markets are becoming increasingly interconnected, which increases the possibilities that conditions in one country or region might adversely impact conditions in a different country or region. In the U.S. and other jurisdictions where economic conditions are recovering, they are nevertheless perceived as still fragile. The Company’s investments will be materially affected by conditions in the mortgage market, the residential and commercial real estate markets and the financial markets and the economy generally. Delinquencies and losses with respect to residential and commercial real estate loans generally have increased in recent years and may continue to increase. Although the Company’s investments may be acquired at favorable prices that already reflect these circumstances, a further deterioration of the mortgage or real estate markets or the financial markets or the economy in general may nonetheless cause the Company to experience losses related to its investments in real estate loans.

Interest Rate Fluctuations and Other Risks Could Negatively Impact the Company’s Operating Results.

The Company’s operating results depend, to a large extent, on its ability to generate a net profit, which is essentially the difference between the interest income earned on its loans to business and projects and the interest expense incurred in connection with its interest-bearing liabilities, such as any Credit Facility. Changes in the general level of interest rates can affect the Company’s ability to generate a net profit by affecting the spread between the Company’s interest earning assets (i.e., loans originated to business and projects) and interest-bearing liabilities, such as any Credit Facility or debt securities issued by the Company. This may be due to the disparate maturities when repricing the Company’s interest earning assets and interest-bearing liabilities.

In addition to its effect on the Company’s interest rate spread, changes in the general level of interest rates also affect, among other things:

•the ability of the Company to originate Loans,

•the average life of the Company's Loans.

Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond the control of the Company.

Borrower Fraud May Adversely Impact Results of the Company’s Operations.

Of paramount concern in originating and acquiring loans is the possibility of material misrepresentation or omission on the part of the borrowers. The quality of the Company’s investments in loans is subject to the accuracy of representations made by borrowers. Misrepresentations or omissions by borrowers may adversely affect what the Company believes to be the value of the collateral underlying the loans or may adversely affect. The ability of the Company or its affiliates to perfect or effectuate a lien on the Collateral securing the loans. The Company will rely upon the accuracy and completeness of representations made by borrowers to the extent reasonable but cannot guarantee such accuracy or completeness. It is unclear whether loans and other forms of direct indebtedness offer securities laws protections against fraud and misrepresentation. Accordingly, the Company is subject to the risk that the systems used by the originators of Loans to minimize borrower misrepresentations or omissions are defective.

Loans by the Company Could be Challenged under Usury Laws.

State and federal usury laws limit the interest that lenders are entitled to receive on loans. Statutes differ in their provision as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may have the recorded mortgage or deed of trust canceled upon paying its debt with lawful interest, or the lender may foreclose, but only for the debt plus lawful interest. Under a second, more severe type of statute, a violation of the usury law results in the invalidation of the transaction, thereby permitting the borrower to have the recorded mortgage or deed of trust canceled without any payment and prohibiting the lender from foreclosing.

Usury laws in the states where the Company’s investments are located may limit the ability of the Company to charge interest and create the risk that the Company may not be able to fully realize their investment in their Loans. For example, some states make it unlawful for a lender to charge or collect interest at a rate exceeding a statutorily prescribed interest rate per annum, unless the lender falls into one or more exclusion categories which exempts it from such prohibition. The Management team and/or the Company may not be eligible for such exemptions under the relevant usury restrictions, and moreover, exemptions may not be available in all states in which the Company intends to invest. In addition, if a license were required in a state in order to avail the Company of an exemption, and the Management team loses its license in that state, the Management team and hence the Company may no longer be eligible for that state’s exemptions from usury law relying on such licensing, which may in turn limit the Company’s ability to generate revenues. While the Management team and the Company intend to fully comply with any usury laws affecting the Company’s investments, in the event the Company does violate these laws, it may have a negative impact on the Company’s operations and ability to recover on its investments.

The Company is Subject to Other Risks Associated with Real Estate Investment and Ownership.

The Company’s investments will be subject to the varying degrees of risk and significant fluctuations in their value. Revenues may be adversely affected by changes in national or international economic conditions, changes in local market conditions due to changes in general or local economic conditions and other characteristics, the financial condition of borrowers, tenants, buyers, and sellers of properties, competition from other companies offering the same or similar services, changes in interest rates and in the availability, cost, and terms of mortgage funds, the impact of present or future legislation and compliance with laws, the ongoing need for capital improvements (particularly in older structures), changes in tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes, and other natural disasters, acts of war, acts of terrorism (any of which may result in uninsured losses), adverse changes in zoning laws, and other factors that are beyond the control of the Company.

Other General Risks of an Investment in the Company

Investors Have Limited Information Upon Which To Base Investment Decisions Because The Company Is A Newly Formed Entity.

The Company is a newly formed entity with no operating history on which prospective Investors may base an evaluation of likely performance, and the Company will be the first Company managed by the Management team. To the extent that the Management team and affiliates are responsible for the investment results of previous investment funds, those results are, in any event, past results and are not necessarily indicative of future results of the Company’s investments. There can be no assurance that any of the Company’s investments will perform as well as the past investments of the Management team or that the Company’s investments will meet the Company’s target return.

Investors Must Rely on the Management team to Source Investments Consistent with the Company’s Objectives, Unspecified Investments.

The Company has not identified all of the particular investments it will make, or any specific investments it will make. Accordingly, an Investor must rely upon the ability of the Management team in making investments consistent with the Company’s investment objectives and policies. Although the Management team have been successful in locating investments in the past, the Company may be unable to find a sufficient number of attractive opportunities to invest its committed capital or meet its investment objectives. An Investor has no ability to control or determine the Company’s underwriting criteria, investment decisions, or other decisions with respect to the business of the Company. Nor is there any requirement that the Company create or utilize a board or committee of advisors to assist the Management team with respect to such decisions. Therefore, an Investor must completely rely on the discretion of the Management team and their respective employees and contractors with respect to such decisions and the overall performance of the Company.

The Company’s Due Diligence May Not Reveal All Factors Affecting an Investment and May Not Reveal Weaknesses in Such Investments.

There can be no assurance that the Management team’s due diligence processes will uncover all relevant facts that would be material to an investment decision. Before making an investment, the Management team will assess the strength of the underlying properties and any other factors that they believe are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, the Management team will rely on the resources available to them and, in some cases, investigations by third parties.

No Minimum Offering Amount, Investments May be Less than Anticipated and the Company's Investments May Not Be Diversified.

While the Company is targeting a forty-five million dollar ($45,000,000) maximum offering amount, there is no minimum total amount the Company must receive before accepting subscriptions, transferring Investor money to the Operating Account and acquiring Company Assets. There is a substantial risk that the Company will receive less subscriptions or Capital investments than it anticipates. In such event, the Company’s investment strategy will be adversely affected, the opportunity for diversification of investments will be materially decreased, and the returns on those investments likely will be reduced as a result of allocating Company expenses among fewer investments. During the period when the Company acquires its initial Company Assets and until the time the Company acquires a substantial amount of Company Assets, the Company will not be diversified, and Company Assets may consist of only a few Company Assets. In addition, without broad diversification, the risk of loss to the Company and its Investors is much greater.

The Company’s Results Will Depend on the Management team’s Performance and Continuing Services.

The Management team will make all Company decisions, including Company Asset selection. The Company will be relying solely on the Management team’s expertise and judgment. There is no requirement that the Company create or utilize a board or committee of advisors to assist the Management team in making decisions with respect to the Company. The Management team may resign at any time with one year's notice to the Members without liability to the Company. The Members may only remove the Management team for Cause upon a vote of the Members holding at least eighty percent (80%) of the Ownership Interests. There can be no guaranty or assurance that a suitable replacement Management team will be identified and elected in the event of the resignation or removal of the Management team.

Key Persons.

The Management team (“Management team”) are Chuck Bongiovanni and Vincent Guarnieri, who are considered an integral part of the Company’s investments and operations (each a “Key Person”). The death or permanent disability of a Key Person may impair the Company’s ability to conduct its business as anticipated.

The Company Is at Risk if the Management team Withdraw or are Terminated.

The Company is presently comprised of two members, Chuck Bongiovanni and Vincent Guarnieri. If the Management team withdraw from the Company, are terminated by the Members for Cause, or are terminated as Management team by dissolution or bankruptcy, it may be difficult or impossible for the Members of the Company to locate a suitable replacement for the Management team. If it is unable to replace the Management team, the Company would proceed with liquidating the Company’s Assets, which may or may not be able to be successfully executed.

Valuation Risk of Illiquid Investments.

Certain of the securities or assets the Company will purchase or originate will not be actively traded. In the absence of market comparisons, the Company will be required to resort to other pricing methodologies, including, for example, models based on assumptions regarding expected trends, historical trends following market conditions believed to be comparable to the then current market conditions and other factors believed at the time to be likely to influence the potential resale price of an Investment. Such methodologies may not prove to be accurate and the Company’s inability to accurately price securities or assets may adversely affect the return on the Company’s investments.

The Company Could Incur Losses as a Result of Litigation.

The Company’s investment activities may include activities that will subject it to the risks of becoming involved in litigation by third parties. The expense of defending claims against the Company by third parties and paying any amounts pursuant to settlements or judgments would be borne by the Company and would reduce net assets and could require the Members to return distributed capital and earnings to the Company. The Management team, its affiliates and their members will be indemnified by the Company in connection with such litigation, subject to certain conditions.

Lender Liability Risks Including Equitable Subordination.

In recent years, a number of judicial decisions in the U.S. have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories (collectively termed “lender liability”). Generally, lender liability is founded upon the premise that an institutional lender has violated a duty (whether implied or contractual) of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. Because of the nature of certain of the Company’s investments, the Company could be subject to allegations of lender liability.

In addition, under common law principles that, in some cases, form the basis for lender liability claims, if a lending institution (a) intentionally takes an action that results in the undercapitalization of a borrower to the detriment of other creditors of such borrower, (b) engages in other inequitable conduct to the detriment of such other creditors, (c) engages in fraud with respect to, or makes misrepresentations to, such other creditors, or (d) uses its influence as an equity holder to dominate or control a borrower to the detriment of the other creditors of such borrower, a court applying bankruptcy laws may elect to subordinate the claim of the offending lending institution to the claims of the disadvantaged creditor or creditors, a remedy called “equitable subordination.” The Company could be subject to claims from creditors of an obligor that the Company’s investments in debt obligations of such obligor should be equitably subordinated. Alternatively, in bankruptcy a court may re-characterize the Company’s claims or restructure the debt using “cram down” provisions of the bankruptcy laws.

Recourse to the Company’s Assets.

The Company’s Assets, including any investments made or acquired by the Company, may be required to be available to satisfy all liabilities and other obligations of the Company in certain circumstances. Although the Company may seek to structure investments through investment entities having limited liability, there can be no assurance that such efforts will always be successful or respected. If the Company or one or more of its investments becomes subject to a liability, parties seeking to have the liability satisfied may have recourse to the Company’s Assets generally and not be limited to any particular Asset of the Company, such as the Asset representing the Investment giving rise to the liability.

A Changing Economic Environment and Increasing Regulation of the Financial Markets Could Constrain Capital.

As a result of the credit crisis in the years 2007-2010, and the occurrence of several high-profile bankruptcies, government bailouts, bank failures, other negative corporate events and certain other events, the financial markets have been disrupted in general and the availability and cost of capital for the Company and that of the Company’s competitors have been adversely affected. The achievement of the Company’s targeted rate of return is dependent, at least in part, upon the Company’s ability to access capital at rates and on terms the Management team determines to be acceptable. If the Company’s ability to access capital becomes significantly constrained, the Company’s financial condition and future investments may be significantly adversely affected.

Company Losses May Be Uninsured Losses.

The Company will attempt to ensure that all Assets are insured against reasonably foreseeable hazards. However, some events may be uninsurable or insurance coverage for such events may not be economically practicable. Losses from earthquakes, floods, or other weather phenomena, for example, that could occur may be uninsured and cause losses to the Company. In addition, insurance may lapse without proper notice to the Management team and/or Assets may become temporarily uninsured and sustain damage during this period.

Risk of Repayment of Company Assets and Redeployment of Cash.

There is a risk that when Company Assets are sold or Loans are paid off, there may not be sufficient quality opportunities to immediately redeploy the proceeds received from these payoffs into new Company Assets. If the Company is unable to locate new Assets in a timely manner, the excess cash may water down the overall yield to the Company, or the Management team may choose to repay Investors a portion or all of their Capital Account earlier than expected.

Defective Title May Impact the Value of Company Assets.

The Company may acquire real estate either directly, through foreclosure, or deed in lieu of foreclosure, and knowingly or unknowingly, may incur defective title on such property. Defective title on real estate could result in other parties laying claim to all or a portion of the property. Such additional claims may have to be litigated or paid in order for the Company to rehabilitate, develop or dispose of such property. Costs for litigation or satisfaction of such claims may result in an investor losing all or a portion of its investment in such real estate or in the Company.

Competition for Company Assets Could Reduce Company Results.

The business and arena in which the Company is engaged is highly competitive, and the Company and Management team compete with numerous established entities, some of which have more financial resources and experience in the business than the Company or Management team. The Company and Management team expect to encounter significant competition from other market participants including private lenders, private equity Company Management team, real estate developers, pension Funds, real estate investment trusts, other private parties, potential investors or homeowners, and other people and/or entities with objectives similar in whole or in part to those of the Company. Any general increase in the availability of capital for such purposes may increase competition for Company Assets and could reduce the yields they produce, including those of the Company.

Risk of Loss of Funds in Money Market Accounts or Other Investments.

The Management team has all power of investment of the Company’s Assets, including investment into rated or non-rated instruments and issuances of all types, short duration or long duration investments, government backed investments, non-government backed and uninsured investments, and private investments for cash and Assets not otherwise deployed. Each Money Market Account is expected to consist of investments that are immediately liquid, and that, in the Management team’s judgment, are sufficiently safe while producing a small yield on the Company’s cash. Notwithstanding the foregoing, any investment inherently involves risks.

Risks Related to Conflicts of Interest

There are conflicts of interest between the Company, our Management and Officers.

The Management team and any Officers are subject to various conflicts of interest in managing the Company. The Company may pay the Management team and/or Officers, or their affiliates, if any, substantial fees which will not be determined by arm’s length negotiations, subject to the terms and restrictions of the Operating Agreement.

The Management team and Officers, or their affiliates, may charge reasonable, market-based operations, administration, servicing, inspection and/or other fees in connection with services provided in connection with the business of the Company. All fees and compensation paid to the Management team, Officers and/or their affiliates shall be market-based and commercially reasonable at all times. In these regards, the interests of the Management, Officers, and their affiliates are in conflict with the Unitholders. Any fee paid to any Management, Officer and/or their affiliate shall be consistent with what other third parties may charge, and neither the Management team, the Officers, nor the Company shall co-mingle any Company assets or funds with any account of any Management team member, Officer, or their affiliate.

The Company currently expects to compensate its Management team and Officers via salaries. The Management team and Officers supervise and control the business affairs of the Company, raise capital for the Company, administer the financial affairs of the Company, and render certain other services. The Management team, however, shall devote only such time to the Company’s affairs as may be reasonably necessary to conduct its business. The Management team, Officers, and/or their affiliates may be involved with, manage, or be officers of other companies (some of which may directly compete with the business of the Company) and have other business interests of significance. These conflicts are described in greater detail under “Conflicts of Interest” herein.

Other General Risks of an Investment in the Company

The Company will be relying on the Management’s discretion and expertise.

Investment in the Units does not grant Investors any management rights in the operation of the Company, nor does it convey sufficient voting rights to elect or remove the Management team. All decisions with respect to the management of the Company will be made by the Management team and any additional management that the Company may later add.  Accordingly, no person should purchase the Units unless he, she or it is willing to entrust all aspects of the management of the Company to the Management team. If the Management team were to leave the Company, the Company’s ability to achieve its goals could be materially and adversely affected. The Management team members and any Officer may resign at any time with one-year notice to the Unitholders without liability to the Company or any Member.

We may become subject to the Investment Company Act, which could interfere with our intended operations.

The Company intends to operate so as to not be regulated as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”) based upon the definition of an “investment company” set forth in Section 3(a)(1) of the Investment Company Act (15 U.S.C. § 80a-3(a)(1)) and the exemption provided by Section 3(b)(1) (15 U.S.C. § 80a-3(b)(1)) thereunder. Companies that are subject to the Investment Company Act must register with the SEC and become subject to various registration, governance, and reporting requirements. Compliance with such restrictions would create additional financial and administrative burdens on the Company. The Company believes it can avoid these restrictions based on the exemption described above. Specifically, the Company expects to be exempted from registration under the Investment Company Act because the Company does not meet the definition of an “investment company” and will be engaged in the business of buying and selling precious metals. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. If the Company fails to qualify for exemption from registration as an investment company, its ability to conduct its business as described herein will be compromised. Any such failure to qualify for such exemption would likely have a material adverse effect on the Company.

Though the Management team does not intend to register under the Investment Advisers Act, it may be required to register under one or more state investment adviser acts (“State Advisers Acts”). State Advisers Acts are similar to the Investment Advisers Act but generally apply to investment advisers that are not subject to the Investment Advisers Act because of exemptions from registration. The Management team intends to seek exemptions from such registration where possible. If the Management team does have to register under one or more State Advisers Acts, such registration may create administrative and financial burdens on the Management team.

Our Management may become subject to the Investment Company Act, which would subject it to various regulatory requirements.

Neither the Management team nor any member thereof, nor any Officer has registered as an investment adviser under the Investment Advisers Act of 1940 (the “Investment Advisers Act”) and intend to operate so as to not be required to register as an investment adviser with the SEC for as long as possible (based upon certain exemptions thereunder). Specifically, investment advisers are not required to register under the Investment Advisers Act so long as they have less than $110 million in “Assets Under Management” (AUM). If or when the Management team or an Officer exceeds that threshold, unless it is eligible for another exemption, it will be required to register under the Investment Advisers Act and will be subject to various restrictive provisions provided for therein. The Management team cannot determine at this time, what, if any, impact such registration and restrictions will have on its business or the business of the Company.

Recent legislative and regulatory initiatives have imposed restrictions and requirements could have an adverse effect on our business.

The U.S. Congress, the SEC, and other regulators have taken, or represented that they may take, action to increase or otherwise modify the laws, rules, and regulations applicable to techniques and instruments in which the Company may invest. New (or modified) laws, rules, and regulations may prevent, or significantly limit the ability of, the Management team from using certain such instruments or from engaging in such transactions. This may impair the ability of the Management team to carry out the Company’s investment strategy and may otherwise have an adverse impact on the Company’s returns. Compliance with such new or modified laws, rules, and regulations may also increase the Company’s expenses and therefore, may adversely affect the Company’s performance. It is not possible at this time to predict with certainty what, if any, impact the new or modified regulations will have on the Management team or the Company, and it is possible that such impact could be adverse and material.

The Company is liable for indemnification obligations to the Management Team or its Affiliates.

The Company will be required to indemnify the Management team, Officers, and certain affiliated persons and entities of the Management team for liabilities incurred in connection with the affairs of the Company. Such liabilities may be material and have an adverse effect to the Members, or total returns to the Members. The indemnification obligation of the Company will be payable from the assets of the Company, and Investors may be required to return certain amounts distributed to them to satisfy the indemnity obligations of the Company.  No Preferred Returns are guaranteed. The projections of the Company are not based on historical operations of the Company and are aspirational in nature due to the Company’s limited operations to date.

Tax Risks

General tax considerations.

As with any investment that generates income and/or loss and distributes cash, an investment has federal income tax risks. The significant tax risks are discussed in greater detail later in this Offering Circular. All Investors are encouraged to review the tax risk section with competent tax counsel.

Investors should understand the role of the Company and the United States Internal Revenue Service (“IRS”) concerning the tax issues involved in any investment in the Company. The IRS may do any of the following:

•Review the federal income taxation rules involving the Company and any investment in it, and issue revised interpretations of established concepts.

•Scrutinize the proper application of tax laws to the Company, including a comprehensive audit of the Company at any time. The Company does not expect to fall under the reporting requirements for tax shelters, as the Company does not have the avoidance or evasion of Federal income tax as a significant purpose. If the Company borrows significant sums and incurs significant losses, however, the Company may be required to notify the IRS of its status as a tax shelter. The effect of such action is generally unknown but could result in increased IRS scrutiny of the Company’s taxes.

The Company will:

•Retain an accounting firm to annually prepare a financial statement on the Company’s behalf. At the discretion of the Management, the Management may at any time change accounting firms, and

•Not apply to the IRS for any ruling concerning the establishment or operation of the Company.

AN INVESTMENT IN THE UNITS WILL RESULT IN TAX CONSEQUENCES TO THE INVESTOR. THUS, EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR, ATTORNEY, FINANCIAL ADVISOR, BUSINESS ADVISOR, AND ACCOUNTING ADVISOR AS TO LEGAL, BUSINESS, TAX, ACCOUNTING AND RELATED MATTERS, IN ORDER TO FULLY UNDERSTAND THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY, AND ANY AND ALL TAX RAMIFICATIONS, AND ITS SUITABILITY FOR THE INVESTOR FROM A TAX AND PLANNING STANDPOINT.

This Offering Circular and any subscription materials provided by the Company do not constitute tax advice and are not intended to substitute for tax planning.

The various tax issues, for both US and non-US investors, are beyond the scope of this Offering Circular and any subscription materials provided by the Company.

Nothing contained in this Offering Circular or any subscription or other materials should be construed as legal, financial, business, tax or accounting advice.

Nothing in this Offering Circular or any subscription or other materials should be relied upon for the maintenance of books and records for any tax, accounting, legal, or other procedure.

Neither the Company nor any Management thereof has any indemnification obligation to any Member or Investor as a result of any tax due as a result of an investment in the Company.

Investors may be subject to state and local taxes and filings.

Even if you would not otherwise be subject to tax in certain states, you may be required to file tax returns in states where we invest. Certain jurisdictions may collect taxes through withholding at the company level or at the investment level and any amounts so withheld that are allocable to your investment may be treated as a distribution to you. It is expected that income and gain we earn will subject you to tax and filing requirements in an unknown number of jurisdictions. We urge you to consult your tax advisor regarding the applicability of state and local taxes to, and additional filing requirements associated with, an investment in the Company.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR, ATTORNEY, FINANCIAL ADVISOR, BUSINESS ADVISOR, AND ACCOUNTING ADVISOR AS TO LEGAL, BUSINESS, TAX, ACCOUNTING AND RELATED MATTERS, IN ORDER TO PROPERLY RECORD AND ACCOUNT FOR THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME TAX CONSEQUENCE (AND OTHER TAX CONSEQUENCES) OF AN INVESTMENT IN THE COMPANY, AND ANY AND ALL TAX REPORTING, FILINGS AND PROCEDURES REQUIRED AS A RESULT OF THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

The Company seeks the capital from this Offering to fully execute its role out of acquiring strategic going concern businesses for expansion using our franchise model.  We have already begun the process of identifying businesses to engage in acquisition efforts once funding is available through this Offering. This ensures immediate cash flow to the Company versus starting acquisitions from scratch. Supporting this with expansion of the business through implementation of the franchise model pushes faster expansion of the business and produces ongoing monthly royalty revenue. The extensive experience of the Management team in both the senior services industry and franchising strongly lends itself to successful rollout of the business plan.

We have a fast-growing franchise model of senior services with immediate revenue upon acquisition of strategic companies who offer much needed senior services. Equally important is that all of our revenue sources feed into one another providing a one-stop shop for seniors and their families to address needs as they age. Our model brings a measure of simplicity to an otherwise complex industry to navigate.

The extensive experience of the Management team in both the senior services industry and franchising strongly lends itself to successful rollout of the business plan.

Results of Operations

In late 2021 founder and CEO, Chuck Bongiovanni first recognized a need in the market for a source of funding to help people entering into the Residential Assisted Living industry. There was no real option for financing of the homes to house seniors. The result of this observation and solution to the market problem is the Company: Majestic Funding Partners. Through a series of meetings, the founders have built and pursued the concept of acquiring the homes and leasing them back to owners of residential assisted living facilities. As part of this collaboration another void and opportunity in the senior market was identified by the founders: building a senior-based service business around a single coherent brand using well established franchise models. The benefits of housing multiple business services under a single brand and entity are many, and cross referrals between various franchised business segments provides a simple organizational structure to navigate as the needs of seniors change over time, which will allow the Company to capture the benefits of rapid growth through the franchise model, provide consistent quality services and products to seniors, and address a need in the senior care market that is lacking. The result is better overall care and experiences for the aging senior and their families.

Building on this, the Company was formed in November of 2022 and the Management team and Officers invested in developing the business, marketing and franchise plan, along with bringing this Offering to market.  At present there is no Revenue stream from operations. However, during the past year the Management team and Officers have identified prospective opportunities to purchase senior care businesses to which to apply the franchise model. Upon successful sale of this Offering, the Company expects to execute initial acquisitions and implement the franchise model for senior services. Equally important is the revenue stream produced by acquiring established senior care facilities and businesses along with revenue from acquisitions and lease-backs on residential senior care homes during the role out of the franchise system. The acquisition of senior care facilities and the development of the co-branded strategy within the senior industry through franchising is the core of the Management team’s plan.

Liquidity and Capital Resources

At the time of this Offering the Company has limited cash resources and reserves. The Management team and Officers have provided the capital required for Company formation, business and marketing plan development, franchise development and initial franchise marketing, and to bring this Offering to the market. The Management team and Officers are committed to making the next stage of the Company a success with the proceeds from this Offering.

Capitalization and Financing Activities

The Company has been 100% capitalized by the Management team and Officers and has never taken funds from outside investors. The Company has issued no Units, stock, notes, or warrants for services.

Critical Accounting Policies

We have identified the policies outlined in this Offering Circular and attachments as critical to our current business operations and an understanding of our results of operations. Those policies outlined are not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Additional Company Matters

The Company has not filed for bankruptcy protection, nor has it ever been involved in receivership or similar proceedings. The Company is not presently involved in any legal proceedings material to the business or financial condition of the Company. The Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant proportion of assets (not in the ordinary course of business) during the next 12 months.

OUR MANAGEMENT

The Company is primarily managed by Charles Bongiovanni and Vincent Guarnieri who are the Management team.  Josh Smith and Brett Gibson are the current executive Officers.

Name	Title	Age	Expected Tenure
Charles Bongiovanni	CEO	57	5 years
Vincent Guarnieri	VP	58	5 years
Josh Smith	CFO	35	5 years
Brett Gibson	General Counsel	56	5 years

Compensation of the Management team and Officers

Information about the annual compensation we have agreed to pay to our Management team and executive Officers is set forth in the following table:

Name/Position	Cash Compensation*	Other Compensation	Total Compensation

Charles Bongiovanni	$225,000	Standard Benefits	Cash and Benefits
Vincent Guarnieri	$225,000	Standard Benefits	Cash and Benefits
Josh Smith	$225,000	Standard Benefits	Cash and Benefits
Brett Gibson	$225,000	Standard Benefits	Cash and Benefits

* Management Compensation is included in the Use of Proceeds raised in this Offering and is not expected to be fully implemented until the Company has raised at least ten percent (10%) of this Offering (four million five hundred thousand dollars ($4,500,000)).

Employment Contracts

The Company has no written employment contracts.

Company Expenses

The Company will be responsible for all of its operating expenses including, without limitation, (i) all costs and expenses incurred in connection with evaluating and negotiating service agreements (including, without limitation, any due diligence, travel, legal and accounting expenses, and other fees and out-of-pocket costs related thereto), (ii) all costs and expenses incurred (including, without limitation, any due diligence, travel, legal and accounting expenses, and other fees and out-of-pocket costs related thereto) in connection with bookkeeping, recordkeeping/auditing, and compliance oversight/auditing for all transactions and services performed by outside servicers for the Company, (iii) taxes of the Company (iv) all costs and expenses associated with obtaining and maintaining insurance for the Company and its assets, if any, (v) all costs related to litigation (including threatened litigation) involving the Company, and indemnification expenses, (vi) expenses and fees associated with third party auditors, accountants, attorneys and tax advisors and other professionals with respect to the Company and its activities, (vii) fees incurred in connection with the maintenance of bank or custodian accounts, (viii) brokerage points and commissions, referral and finder fees, and other investment costs incurred by or on behalf of the Company and paid to third parties, (ix) all expenses incurred in connection with the registration of the Company’s securities under applicable securities laws or regulations, (x) all expenses associated with the borrowing of funds and procurement of lines of credit, if any, (xi) all expenses of liquidating the Company or its investments, and (xii) other general ordinary Company administration and overhead expenses.

Investment by the Management team and Officers

The Class A Preferred Members, including the Management and Officers or their affiliated companies, have invested all of the Company capital to date and collectively own 100% of the Units of the Company prior to this Offering.

Fiduciary Duties of the Management and Officers

Duties owed the Company by the Management team and Officers are prescribed by law and our Operating Agreement (“Operating Agreement”). The Act provides that Delaware limited liability companies may, in their Operating Agreements, limit or eliminate any and all liabilities for breach of duties (including fiduciary duties) of a member, manager or other person to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability company agreement.

The Operating Agreement provides that the Management team, Officers, or their affiliates, or any director, manager, officer, agent, employee, or owner of the Management team, or its affiliates (“Covered Parties”) will not be liable to the Company for losses resulting from errors in judgment or other acts or omissions unless a Management member and/or Officer acted fraudulently or in bad faith.

It is the position of the U.S. Securities and Exchange Commission that indemnification for liabilities arising from, or out of, a violation of federal securities law is void as contrary to public policy. However, indemnification will be available for settlements and related expenses of lawsuits alleging securities law violations if a court approves the settlement and indemnification, and also for expenses incurred in successfully defending such lawsuits if a court approves such indemnification.

The Operating Agreement provides that the Management team are not required to manage the Company as their sole and exclusive function, nor are the Officers required to restrict their business activities solely to those of the Company. The Management team and Officers have other business interests and may engage in activities other than those relating to the Company. The pursuit of such ventures by the Management team, Officers and/or their affiliates, even if competitive with the business of the Company, shall not be deemed wrongful or improper or a violation of any fiduciary duties by the Management team or any Officer.

Indemnification and Exculpation

Subject to certain limitations, our operating agreement limits the liability of our Management team, Officers, sponsors, and their affiliates, for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our Management team, Officers, sponsors, and their affiliates.

Our operating agreement provides that to the fullest extent permitted by applicable law our Management team, Officers, employees and agents, will not be liable to the Company. In addition, pursuant to our operating agreement, we have agreed to indemnify our Management team, Officers, employees and agents, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of our Company and attorney’s fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the Management team or one of our Officers.

Insofar as the foregoing provisions permit indemnification of Management team, Officers or Persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

OWNERSHIP BY MANAGEMENT AND CERTAIN UNITHOLDERS

The following table presents information regarding the ownership of the Company’s equity interests as of October 15, 2023, by:

•	our Management team,
•	our Officers other than the Management team,
•	other holders of 10% or more of the beneficial equity interests of the Company.

Beneficial ownership is generally determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise noted, the address for each beneficial owner is listed below:

Name	Class of Units	Number of Units	Ownership

Bongenuity, LLC (Charles Bongiovanni)	Class A Pref.	520,000	26%
VinPossible, LLC (Vince Guarnieri)	Class A Pref.	520,000	26%
JMS Equity, LLC (Josh Smith)	Class A Pref.	420,000	21%
6G Holdings, LLC (Brett Gibson)	Class A Pref.	200,000	10%
Allocation of Future Units to
Management and Employees*	Class A Pref.	340,000	17%

Other holders of 10% or more of the beneficial equity interests of the Company:

NONE

TOTAL:	Class A Pref.	2,000,000	100%

*As of the Date of this Offering Circular, the 550,000 Class A Preferred Units for additional management and future employees have been allocated but are unissued.

Our controlling Unitholders are set forth in the table above. These controlling Unitholders include entities owned by our Management team and executive Officers who are Unitholders, and we believe each of these persons has sole voting and investment power over the Units they own, unless otherwise noted.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Chuck Bongiovanni is a minority owner of Best Life Brands, a subsidiary of The Riverside Group. Best Life Brands currently owns ComForCare Franchise Systems which would be a competing interest if Majestic Funding Partners purchases an In-Home Companion service (which is part of our business plan). Mr. Bongiovanni has no oversight or decision-making capacity for Best Life Brands and retains 9.5% ownership due the acquisition of CarePatrol Franchise Systems to The Riverside Group in 2018.

CONFLICTS OF INTEREST

The Company is subject to various conflicts of interest arising out of its relationship with the Management team and Officers, and certain non-controlling Unitholders. None of the agreements and arrangements between the Company and the Management, Officers, and/or such non-controlling Unitholders, including those relating to compensation, if any, resulted from arm’s length negotiations. In addition, no assurances can be made that other conflicts of interest will not arise in the future. These conflicts of interest include, but are not limited to, the receipt of any compensation paid to the Management team and Officers, company administration fee, and loan servicing fees by the Management team and/or Officers. The Management team and Officers are not currently paid any fees or compensation and have not entered into any agreement or arrangement with the Company to be paid any such fees or compensation in the future. In the event the Management team and Officers are paid compensation as a percentage based on the stated value of the Company (as determined by the Management team), such fees are intended to compensate the Management team and/or Officers for their services. Since absent the existence of such compensation, Unitholders might receive a higher rate of return, the interests of the Management team, Officers, and the Investors are adverse in this respect. However, the Company intends to negotiate any such percentage fees for the Management team’s and/or Officers’ services on an arm’s length basis to the extent possible, and any such fees shall be market-based and commercially reasonable at all times.

Receipt of Other Fees by the Management Team, Officers, and their Affiliates

The Management team, Officers, and/or their affiliates, if any, may be paid reasonable, market-based processing, servicing, administration, accounting, legal, and other relevant fees in connection with services provided in connection with the business of the Company. All fees and compensation paid to the Management team, Officers, and/or their affiliates, shall be market-based and commercially reasonable at all times.

Competition by the Company with Other Affiliated Companies

The Management team and Officers, and their affiliates, may engage for their own accounts or for the accounts of others in other business ventures, including other public or private limited partnerships or limited liability companies. Neither the Company nor any holder of a Unit issued by the Company is entitled to an interest therein.

Other Investments

The Management team and Officers may have investments in other companies, funds or accounts and real estate interests sponsored by or affiliated with the Management team and/or Officers as well as investments in non-affiliates, however, any such investments for which the performance of and financial returns of such other investments may be at odds with those of the Company, shall be non-controlling investment interests.

Lack of Independent Legal Representation

The Management team, Officers, and the Company are not represented by separate counsel. The attorneys and other experts who have prepared the documents for this Offering also perform other services for the Management team on behalf of the Company. This representation will continue.

Management team and other Officers

The Management team are Unitholders of the Company and from time to time may invest additional amounts in the Company. Any further investment by the Management and/or Officers will be with the approval of the Management team in its sole discretion, without notice or approval of the other Unitholders. The Management team may also determine to have the Company accept its investment while rejecting the investments of others (though it does not intend to do so). As additional Units are issued, the increase in Units may reduce the amounts the Company has available to make distributions to other Investors, as distributions will need to be distributed amongst more Units. In addition, the Management team will be eligible to have the same rights to request the Company to redeem its Units as any other Member. Any such redemption may reduce the amount of funds available for the redemption or repayment of other Investors’ interests.

Indemnification

Pursuant to the Operating Agreement, the Company will indemnify its Management team, Officers, and any affiliates, agents, or attorneys from any action, claim, or liability arising from any act or omission made in good faith and in performance of its duties under the Operating Agreement. If the Company becomes obligated to make such payments, such indemnification costs would be paid from funds that would otherwise be available to distribute to Investor Members or invest in further Company Assets. To the extent these indemnification provisions protect the Management team, Officers, and/or affiliates, agents, or attorneys at the cost of the Investors in the Company, a conflict of interest may exist.

Other Services or Potential Compensation

The Company may engage affiliates of the Management team or Officers to perform services for and on behalf of the Company and the Company may, in connection with such services, pay to such affiliates servicing fees and other compensation as described in this Offering Circular. A service provider for the Company, including but not limited to the Operations Servicer, may receive commissions or fees from unrelated third parties for providing services or engaging in operations similar or in direct competition with those of the Company and, in such event, such service provider may have a potentially conflicting division of loyalties and responsibilities regarding the Company and the other parties.

ADDITIONAL INFORMATION

Legal Matters

Certain legal matters with respect to the validity of the Units of Class A Common Units to be distributed pursuant to this Offering Circular will be passed upon for us by Wallace A. Glausi, Attorney at Law.

Experts

We have relied on Fruci & Associates II, LLC as experts for audit of our financial statements.

Where You Can Find More Information

We have filed an offering statement on Form 1-A under the Securities Act with the U.S. Securities and Exchange Commission for the Class A Common Units offered by this Offering Circular. This Offering Circular does not include all of the information contained in the offering statement. You should refer to the offering statement and our exhibits for additional information. Whenever we refer in this Offering Circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement, or other document. Upon the qualification of our initial offering statement, we became subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. When we complete this Offering, we will also be required to file certain reports and other information with the SEC for a period of time and may continue to voluntarily file such reports.

You can read our SEC filings, including the offering statement of which this Offering Circular is a part, and exhibits, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INDEPENDENT AUDITORSʼ REPORT

To the Managers and Members of

Majestic Funding Partners, LLC

Chandler, AZ

Opinion

We have audited the financial statements of Majestic Funding Partners, LLC (“the Company”) (a Delaware limited liability company), which comprise the balance sheet as of December 31, 2022 and the related statements of operations, changes in membersʼ equity, and cash flows for the period from October 26, 2022 (inception) to December 31, 2022, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Majestic Funding Partners, LLC as of December 31, 2022, and the results of its operations and its cash flows for the period from October 26, 2022 (inception) to December 31, 2022 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditorsʼ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Majestic Fundings Partners, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Companyʼs Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not yet began its principal operations and requires significant additional capital to do so, thus has determined that substantial doubt exists about the Companyʼs ability to continue as a going concern. Managementʼs evaluation of the events and conditions and managementʼs plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Majestic Funding Partners, LLCʼs ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Members of:	802 North Washington
WSCPA	PO Box 2163
AICPA	Spokane, Washington
PCPS	99210-2163

P 509-624-9223
TF 1-877-264-0485
mail@fruci.com
www.fruci.com

Auditorsʼ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditorsʼ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Majestic Funding Partners LLCʼs internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•Conclude, whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Majestic Funding Partners LLCʼs ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Spokane, Washington
August 16, 2023

MAJESTIC FUNDING PARTNERS, LLC

FINANCIAL STATEMENTS

FOR THE PERIOD OF INCEPTION

(OCTOBER 26, 2022) TO DECEMBER 31, 2022

TABLE OF CONTENTS

PAGE NO.
FINANCIAL STATEMENTS
Balance Sheet	1
Statement of Operations	2
Statement of Changes in Members’ Equity	3
Statement of Cash Flows	4
Notes to Financial Statements	5 - 6

MAJESTIC FUNDING PARTNERS, LLC

BALANCE SHEET

DECEMBER 31, 2022

ASSETS
CURRENT ASSETS

Cash	$17,390

Prepaid expenses	42,500

TOTAL CURRENT ASSETS		$59,890

TOTAL ASSETS		$59,890

MEMBERS' EQUITY

MEMBERS' EQUITY		$59,890

No assurance is provided on this financial statement.

MAJESTIC FUNDING PARTNERS, LLC

STATEMENT OF OPERATIONS

FOR THE PERIOD OF INCEPTION (OCTOBER 26, 2022)

TO DECEMBER 31, 2022

REVENUE	$-

OPERATING EXPENSES
Bank fees	110

NET LOSS	$(110)

No assurance is provided on this financial statement.

MAJESTIC FUNDING PARTNERS, LLC

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE PERIOD OF INCEPTION (OCTOBER 26, 2022)

TO DECEMBER 31, 2022

BALANCE, OCTOBER 26, 2022 (DATE OF INCEPTION)	$-
MEMBER CONTRIBUTIONS	60,000
NET LOSS	(110)
BALANCE, DECEMBER 31, 2022	$59,890

No assurance is provided on this financial statement.

MAJESTIC FUNDING PARTNERS, LLC

STATEMENT OF CASH FLOWS

FOR THE PERIOD OF INCEPTION (OCTOBER 26, 2022)

TO DECEMBER 31, 2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(110)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	(42,500)
NET CASH USED IN OPERATING ACTIVITIES		$(42,610)

CASH FLOWS FROM FINANCING ACTIVITIES
Member contributions	60,000
NET CASH PROVIDED BY FINANCING ACTIVITIES		60,000

NET INCREASE IN CASH		17,390

CASH, OCTOBER 26, 2022 (DATE OF INCEPTION)		–

CASH, DECEMBER 31, 2022		$17,390

Supplement cashflow
Interest paid	$0	$0
Taxes paid	$0	$0

No assurance is provided on this financial statement.

MAJESTIC FUNDING PARTNERS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD OF INCEPTION (OCTOBER 26, 2022)

TO DECEMBER 31, 2022

NOTE 1ORGANIZATION

Majestic Funding Partners, LLC (“Company”) was established on October 26, 2022 under the laws of the state of Delaware to provide franchising and financing within the senior care industry.

The Company was formed as a limited liability company; therefore no member, manager, agent or employee of the Company shall be personally liable for the debts, obligations, or liabilities of the Company. The duration of the Company is perpetual.

NOTE 2SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles (GAAP) in the United States of America.

Cash and Cash Equivalents

The Company considers unrestricted currency, demand deposits, money market accounts, and all highly liquid debt instruments purchased with original maturities of ninety days or less to be cash and cash equivalents.

Accounting Estimates

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

Income Taxes

The financial statements do not include a provision for income taxes because the Company has elected to be taxed as a partnership for federal and state income taxes. The Company’s net income is included in the members’ income tax returns and is taxed at the member’s tax rates.

The Company follows the accounting principle for uncertainty in income tax guidance which clarifies the accounting and recognition for tax positions taken or expected to be taken in its income tax returns.

MAJESTIC FUNDING PARTNERS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD OF INCEPTION (OCTOBER 26, 2022)

TO DECEMBER 31, 2022

NOTE 2SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Risk and Uncertainties

Operations

The company’s activities are subject to risk and uncertainties, as the Company has not commenced operations.

Cash in bank

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and equivalents. The Company maintains its cash and equivalents in various bank accounts that, at times may exceed federally insured limits. The Company’s cash and equivalent accounts have been placed with high credit quality financial institutions. The Company has not experienced, nor does it anticipate, any losses with respect to such accounts.

Subsequent Events

Management has evaluated subsequent events through August

PART III—EXHIBITS

Item 16.	Index to Exhibits

2(a)	Certificate of Formation
2(b)	Operating Agreement
4	Form of Subscription Agreement
6	Transfer Agency and Registrar Services Agreement with Colonial
8	Form of Escrow Agreement with East West Bank
11(a)	Consent of Wallace A. Glausi, Attorney at Law (included in Exhibit 12)
11(b)	CPA Consent
12	Opinion of Counsel

*(Fully executed Agreement to be filed by Amendment or Supplement)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Circular to be signed on its behalf by the undersigned, duly authorized, in ___________ county, _________ on the ______ day of _________, 2023.

MAJESTIC FUNDING PARTNERS, LLC

By:	/s/ Charles Bongiovanni
Name:	Charles Bongiovanni
Title:	CEO

This Offering Circular has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
Charles Bongiovanni	CEO	October 15, 2023